UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

IMAX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

Dear Fellow Shareholders:	April 20, 2017

IMAX has undergone an extraordinary evolution. Ten years ago, our network stood at a mere 166 screens, a pale comparison to the 1,100 commercial screens in operation today, not to mention the 500 theaters we have in backlog. With a presence in 75 countries around the world, our theater network is not only able to capture much more box office revenue than ever before, it can also be used to globally “eventicize” and launch a variety of entertainment content, from movies to episodic television content, thereby enhancing our strategic value with filmmakers, film and TV studios, exhibitor partners and, of course, our loyal audiences. And with a consumer brand that has become virtually synonymous with immersive entertainment, we are also very excited to be testing our first IMAX virtual reality pilot centers in 2017.

First, I’d like to highlight a few of our recent achievements. I believe 2016 was one of the strongest years from a strategic perspective in IMAX’s nearly 50-year history. We signed agreements for a record 316 new theaters, bringing our year-end backlog to almost 500 screens and underscoring the continued momentum we have seen over the past several years. Notably, our existing partners accounted for a majority of these signings, which is a clear indication of the continued value IMAX provides exhibitors around the world. Couple this signings activity with the 166 new theaters installed last year—a key barometer for future earnings growth—and it is safe to say 2016 was an impressive year.

The growth in our footprint last year also strategically positions us to take advantage of promising film slates ahead, which include titles such as Star Wars: The Last Jedi, Guardians of the Galaxy 2, Fate of the Furious, Transformers, Justice League, Thor, Wonder Woman and Dunkirk. Additionally, IMAX’s involvement in blockbuster content, including through the use of IMAX cameras or our expanded aspect ratio, has increased significantly over the past few years. Last year, four films featured “IMAX DNA”. This year, we anticipate similar involvement in at least 10 films. This is especially enticing for our loyal fans, who seek out the boldest, most immersive movie-watching experiences. The proof is in the numbers and we tend to index roughly 2 percent more on films that contain this IMAX-exclusive DNA.

While the box office last year was disappointing, particularly in China, we are optimistic about 2017 and beyond. Given our significantly expanded network, we believe we have never been better positioned to take advantage of blockbuster-filled film slates. As many of you have already seen, the year is off to a great start with hit titles such as Logan, Kong, Beauty and the Beast and more to come.

Now for some insight into two initiatives on which we have made significant progress — original content and virtual reality. I am personally investing a lot of time and energy in these opportunities because they position the Company at the vanguard of technological innovation.

I will first update you on our original content business initiative. In November, we announced a groundbreaking deal with Disney, ABC and Marvel Television to produce, market and distribute Marvel’s Inhumans television series. A version of the first two episodes, which recently wrapped filming in Hawaii, will exclusively launch on the IMAX network worldwide several weeks before the eight-episode season launches on ABC. This deal is exciting for several reasons. First, the Marvel name speaks for itself. Second, it marks the first time a live-action television series has debuted in this manner and helps eventicize the launch of a new television series. Third, from an economic standpoint, this partnership allows us to share in the theatrical revenue, as well as domestic and international television licensing revenue. The theatrical release will take place September 1, which tends to be a shoulder period for Hollywood content, enabling us to fill a weaker part of the year with captivating content.

This revolutionary launch of Marvel’s Inhumans is commanding attention from content creators, who are eager to see how it plays out, especially given the large number of shows piloted each year in more traditional formats. In this case, an IMAX-release window enables the Company to eventicize the launch of a new show across its global network, which could facilitate quicker interest in international licensing opportunities. While the economics are nominal in year one and two, if the series gets picked up for additional seasons in year three plus, it could offer a significant, new revenue stream and be the start of an important new business for IMAX.

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I would also like to update you on our first location-based virtual reality center in Los Angeles, which opened in January and continues to generate highly positive feedback. To date, 15,000 unique customers have tested our VR experiences. Many have become Jedi, walked a tight rope between the twin towers, fought bad guys as John Wick, soared above a futuristic Paris, or explored similarly interactive offerings at our pilot location. We plan to open five additional VR centers this year in cities such as New York, Shanghai, and Manchester. Hopefully, many of you will have the opportunity to experience virtual reality at an IMAX VR location near you. While the preliminary results look very promising, since these centers mark a foray into new territory for us, we plan to closely monitor and evaluate the outcomes before taking our next steps.

In summary, we are equipped and ready to take IMAX to the next level in 2017. In the coming months, our platform will serve as a launch pad for groundbreaking content, such as Marvel’s Inhumans, and thrilling experiences in virtual reality. We now have a network of 1,100-plus screens, which better positions us to capture box office revenue of the blockbuster-filled film slates ahead. Moreover, our signings momentum has shown no signs of slowing down and we anticipate continuing our heightened level of installations. Couple the core business with our recent business initiatives, and I believe IMAX is well-positioned to create long-term value for our shareholders, and our fans.

I owe a great debt of gratitude to our employees who helped make these accomplishments possible last year. I would also like to thank you, our shareholders, for your continued support. I look forward to seeing you at the annual meeting.

Sincerely,

/s/ Richard L. Gelfond

Richard L. Gelfond

CEO, IMAX Corporation

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

NOTICE of ANNUAL GENERAL MEETNG of SHAREHOLDERS

to be held on

Tuesday, June 6, 2017

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of IMAX Corporation (the “Company”) will be held at the Loews Regency Hotel (Great Lawn Meeting Room), 540 Park Avenue, New York, NY 10065, on Tuesday, June 6, 2017 at 2:00 p.m. (Eastern Time) (the “Meeting”), for the following purposes:

(1)	to receive the consolidated financial statements for the fiscal year ended December 31, 2016 together with the auditors’ report thereon;

(2)	to elect the eleven individuals nominated to serve as directors until the close of the next annual meeting of shareholders or until their successors are elected or appointed;

(3)	to appoint auditors and authorize the directors to fix the auditors’ remuneration;

(4)	to conduct an advisory vote on the executive compensation of Named Executive Officers;

(5)	to conduct an advisory vote on the frequency of future advisory votes on the Company’s executive compensation; and

(6)	to transact such other business as may properly be brought before the Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy circular and proxy statement accompanying this Notice of Annual General Meeting of Shareholders.

Only shareholders of record as of the close of business April 11, 2017, are entitled to notice of and to vote at the Meeting.

By Order of the Board of Directors,

/s/ G. Mary Ruby

G. MARY RUBY

Chief Administrative Officer

& Corporate Secretary

Mississauga, Ontario

April 20, 2017

YOUR VOTE IS IMPORTANT. Shareholders who are unable to attend the Meeting in person are requested to complete and return the accompanying Form of Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Proxy Unit, 8th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company noted above on or before 2:00 p.m. (Eastern Time) on Friday, June 2, 2017. Shareholders may also vote by following the instructions for voting by telephone or over the internet in the accompanying proxy circular.

PROXY CIRCULAR

AND

PROXY STATEMENT

April 20, 2017

IMAX CORPORATION

2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1

tel: 905-403-6500 fax: 905-403-6540

www.IMAX.com

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

GENERAL INFORMATION

This proxy circular and proxy statement (the “Circular”) is furnished in connection with the solicitation by the management of IMAX Corporation (the “Company”, “we” or “us”) of proxies to be used at our Annual General Meeting of Shareholders, which will be held at the Loews Regency Hotel (Great Lawn Meeting Room), 540 Park Avenue New York, NY 10065, on Tuesday, June 6, 2017 at 2:00 p.m. (Eastern Time) (the “Meeting”), or at any continuation, postponement or adjournment thereof.

The Notice of Annual General Meeting, the Circular and the form of proxy (the “Form of Proxy”) are intended to be released on or about April 20, 2017 to holders of our common shares (the “Common Shares”).

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on June 6, 2017

Pursuant to the requirement promulgated by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a form of proxy or voting instruction form. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Meeting.

The definitive proxy materials will be available on the internet at imax.com/proxy.

Regardless of the number of Common Shares you hold, your role as a shareholder is very important and the Board of Directors strongly encourages you to exercise your right to vote.

INFORMATION ON VOTING

Who can Vote

The Board of Directors has fixed April 11, 2017 as the record date for the Meeting. Each Common Share entitles the holder to one vote on all matters presented at the Meeting. As of April 11, 2017, we had 66,596,784 Common Shares issued and outstanding. You are entitled to vote at the Meeting if you were a holder of record of Common Shares as of the close of business on April 11, 2017. You are entitled to one vote on each proposal for each Common Share you held on the record date. Your Common Shares may be voted at the Meeting only if you are present in person or your Common Shares are represented by a valid proxy. The holders of Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Company and to one vote in respect of each Common Share held at all such meetings.

Difference between a Shareholder of Record and a Beneficial Holder

If your Common Shares are registered directly in your name, you are considered the shareholder of record with respect to those Common Shares.

If your Common Shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those Common Shares. However, you are still considered the beneficial owner of those Common Shares, and your Common Shares are said to be held in “street name”. Beneficial holders generally cannot submit a proxy or vote their Common Shares directly and must instead instruct the broker, bank, trust or other nominee on how to vote their Common Shares using the methods described below in “Voting by Beneficial Holders”.

VOTING BY SHAREHOLDERS OF RECORD

The following instructions are for shareholders of record only. If you are a beneficial holder (your Common Shares are held in “street name”), please follow your broker’s instructions on how to vote your Common Shares. See the description in “Voting by Beneficial Holders” on page 3.

Voting in Person

Shareholders of record may vote by attending the Meeting and voting the Common Shares registered in their name on resolutions put before the Meeting. If you are a shareholder of record who will attend and vote in person at the Meeting, you do not need to complete or return the Form of Proxy. Please register your attendance with the scrutineer, Computershare Investor Services Inc. (“Computershare”), upon your arrival at the Meeting.

Voting by Proxy

If you are a shareholder of record but do not plan to attend the Meeting in person, you may vote by proxy. There are three ways to vote by proxy:

Mail – You may vote by completing, dating and signing the enclosed Form of Proxy and promptly returning it, in the pre-addressed envelope provided to you, to Computershare, no later than 2:00 p.m. (Eastern Time) on Friday, June 2, 2017, or on the second last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Form of Proxy no later than 2:00 p.m. (Eastern Time) on Friday, June 2, 2017, or on the second last business day prior to any postponed or adjourned meeting. Please refer to the holder account number and access number provided on the Form of Proxy.

Internet – You may vote over the internet by following the login and voting procedures described on the Form of Proxy. Please refer to the holder account number and access number provided on the Form of Proxy. Detailed voting instructions will then be provided via the internet to those who have completed the login procedure. You may vote (and revoke a previous vote) over the internet at any time before 2:00 p.m. (Eastern Time) on Friday, June 2, 2017, or on the second last business day prior to any postponed or adjourned meeting.

The internet voting procedure is designed to authenticate shareholders’ identities, to allow shareholders to vote their Common Shares and to confirm that shareholders’ votes have been recorded properly. Shareholders who submit a proxy through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and that these costs must be borne by the shareholder. Also, please be aware that we are not involved in the operation of the internet voting procedure and cannot take responsibility for any access or internet service interruptions that may occur or any inaccuracies or erroneous or incomplete information that may appear.

What is a Proxy?

A proxy is a document that authorizes another person to attend the Meeting and cast votes on behalf of a shareholder of record at the Meeting. If you are a shareholder of record, you can use the accompanying Form of Proxy. You may also use any other legal form of proxy.

How do you Appoint a Proxyholder?

Your proxyholder is the person you appoint to cast your votes for you at the Meeting. The persons named in the enclosed Form of Proxy are directors and officers of the Company. You have the right to appoint one of the persons designated as proxyholders in the accompanying Form of Proxy. In the alternative, you have the right to appoint any other person, who need not be a shareholder of the Company, to attend and act on your behalf at the Meeting, and such right may be exercised by inserting such person’s name in the blank space provided in the enclosed Form of Proxy or by completing another proper form of proxy.

Your proxy authorizes the proxyholder to vote and otherwise act for you at the Meeting, including any continuation of the Meeting if it is adjourned.

How will a Proxyholder Vote?

If you mark on the proxy how you want to vote on a particular issue (by checking FOR, AGAINST, WITHHOLD, or ABSTAIN), your proxyholder must cast your votes as instructed. If you vote “WITHHOLD” on the proxy it is equivalent to voting “ABSTAIN”, and you will be abstaining from voting, though you will be treated as present for the purposes of determining a quorum.

The person appointed as proxyholder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Annual General Meeting, and with respect to any other matter which may properly come before the Meeting. As of the date of this Circular, we are not aware of any such amendment, variation or other matter proposed or likely to come before the Meeting. If any amendments are proposed to these matters, or if any other matters properly arise at the Meeting, your proxyholder can generally vote your Common Shares as he or she sees fit.

If you do NOT mark on the proxy how you intend to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as he or she sees fit. If your proxy does not specify how you intend to vote on any particular matter, and if you have authorized a director or officer of the Company to act as your proxyholder, your Common Shares will be voted at the Meeting as follows:

•	FOR the election of the nominees named in this Circular as directors;

•	FOR the appointment of PricewaterhouseCoopers LLP as auditors and authorizing the directors to fix the auditors’ remuneration;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

•	FOR the approval, on an advisory basis, of future advisory votes on executive compensation to be held once every year.

For more information about these matters, please see “Item No. 1 - Election of Directors” on page 6, “Item No. 2 - Appointment of Auditors” on page 13, “Item No. 3 – Advisory Vote on Named Executive Officer Compensation” on page 13, and “Item No. 4 - Frequency of Future Advisory Votes on Executive Compensation” on page 14.

How do you Revoke your Proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the Meeting by depositing an instrument in writing (including another proxy) executed by the shareholder or the shareholder’s attorney authorized in writing at: (i) our registered office, IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary, at any time up to and including 2:00 p.m. (Eastern Time) on the last business day prior to the date of the Meeting or any adjournment or postponement thereof; or (ii) with the chairman of the Meeting on the day of the Meeting or at any adjournment or postponement thereof; or (iii) in any other manner permitted by law, including attending the Meeting in person. If you revoke your proxy and do not replace it with another form of proxy that has been properly deposited, you may still vote Common Shares registered in person at the Meeting.

Confidentiality of Voting

Computershare counts and tabulates proxies in a manner that preserves the confidentiality of your votes. Proxies will not be submitted to management unless:

•	there is a proxy contest;

•	the proxy contains comments clearly intended for management; or

•	it is necessary to determine a proxy’s validity or to enable management and/or the Board of Directors to meet their legal obligations to shareholders or to discharge their legal duties to the Company.

Solicitation of Proxies

While we intend to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by our directors, officers or employees. Directors, officers and employees will not receive any additional compensation for such activity. We will, upon request, pay brokers and certain other persons who hold our Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of our Common Shares. The cost of solicitation will be borne by us. While we have chosen not to engage the services of a proxy solicitor to aid in the solicitation of proxies and verify records relating to the solicitation at this time, should we decide to do so, we will bear all costs of such solicitation.

VOTING BY BENEFICIAL HOLDERS

Copies of this solicitation have been distributed to your broker, bank or other intermediary who are required to deliver them to, and seek voting instructions from, beneficial holders (shareholders who hold Common Shares in “street name”). Intermediaries often use a service company such as Broadridge Investor Communications (“Broadridge”) to forward meeting materials to beneficial holders. If you are a beneficial holder, you can vote your Common Shares through your intermediary by following the instructions your intermediary provides to you or at the Meeting. As a beneficial holder, while you are invited to attend the Meeting, you will not be entitled to vote at the Meeting unless you make the necessary arrangements with your intermediary to do so.

For the purposes of Canadian securities laws, beneficial holders fall into two categories – those who object to their identity being made known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities they own (“NOBOs”). Subject to the provisions of Canadian National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), issuers may request and obtain a list of their NOBOs from intermediaries and may use the NOBO list in connection with any matters relating to the affairs of the issuer, including the distribution of proxy-related materials directly to NOBOs. We are not sending meeting materials directly to NOBOs; instead, we use and pay intermediaries and agents to send the meeting materials.

Voting in Person

A beneficial holder who receives a Voting Instruction Form and who wishes to attend and vote at the Meeting in person (or have another person attend and vote on his or her behalf), should strike out the appointees named in the Voting Instruction Form and insert his or her name (or such other person’s name) in the blank space provided and follow the corresponding instructions provided by the intermediary.

Voting through an Intermediary

Through an Intermediary – As a beneficial holder, you will be given a Voting Instruction Form by your intermediary which must be submitted in accordance with the instructions provided by the intermediary. You must follow the intermediary’s instructions (which allow the completion of the Voting Instruction Form by mail, telephone or internet). Occasionally, as a beneficial holder you may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of Common Shares owned by you as the beneficial shareholder but that is otherwise not completed. This form of proxy does not need to be signed by you. In this case, you can complete the form of proxy and vote by following the instructions provided by the intermediary.

Mail – You may vote by completing, dating and signing the Voting Instruction Form and promptly returning it in the preaddressed envelope provided to you for receipt by no later than 2:00 p.m. (Eastern Time) on Thursday, June 1, 2017, or on the third last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Voting Instruction Form no later than 2:00 p.m. (Eastern Time) on Thursday, June 1, 2017, or on the third last business day prior to any postponed or adjourned meeting. Please refer to the control number provided on the Voting Instruction Form.

Internet – If your intermediary is registered with Broadridge, you may vote over the internet by following the login and voting instructions on your Voting Instruction Form no later than 2:00 p.m. (Eastern Time) on Thursday, June 1, 2017, or on the third last business day prior to any postponed or adjourned meeting. Please refer to the control number provided on the Voting Instruction Form.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” proxy circulars and annual reports. This means that only one copy of the Circular and the annual report may have been sent to multiple shareholders in the same household. Each shareholder will continue to receive a separate Voting Instruction Form. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: IMAX Corporation, 110 East 59th Street, Suite 2100, New York, New York, U.S.A. 10022, Attention: Investor Relations at 212-821-0100. If you would like to receive separate copies of the Circular and the annual report in the future, or if you are receiving multiple copies and want to receive only one copy for your household, you should contact your intermediary.

Information for U.S. Beneficial Holders

If you are a U.S. beneficial holder with an intermediary, you must instruct your U.S. intermediary how to vote your Common Shares. If you do not provide voting instructions, your Common Shares will not be voted on any proposal on which the U.S. intermediary does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your Common Shares as being present at the Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

If you do NOT mark on the Voting Instructional Form how you intend to vote on a particular matter, your broker is entitled to vote your Common Shares as he or she sees fit with respect to “routine” matters such as the ratification of the appointment of PricewaterhouseCoopers LLP as our auditors. However, your intermediary does not have discretionary authority to vote on the election of the nominees named in this Circular as directors, on the Advisory Vote on Named Executive Officer Compensation, on the Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation, or with respect to other matters which may properly be brought before the Meeting, if your proxy does not specify how you intend to vote on any particular matter. Accordingly, if you are a U.S. beneficial holder it is particularly important that you instruct your U.S. intermediary how you wish to vote your Common Shares.

VOTING REQUIREMENTS TO APPROVE MATTERS TO BE DISCUSSED AT THE 2017 ANNUAL GENERAL MEETING

Matter	Vote Required	Broker Discretionary Voting Allowed
Election of Nominees for the Board of Directors	Plurality of Votes Cast at the Meeting	No
Appointment of PricewaterhouseCoopers LLP	Majority of Votes Cast at the Meeting	Yes
Advisory Vote on Named Executive Officer Compensation	Majority of Votes Cast at the Meeting	No
Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	We will view the frequency receiving the greatest number of votes as the frequency favored by shareholders.	No

Withheld/Abstentions or broker non-votes are counted for purposes of establishing a quorum, but they are not counted as votes cast for or against a proposal.

Quorum

The Meeting requires a quorum, which for the purposes of the Meeting means:

•	at least two persons personally present, each being a shareholder entitled to vote at the Meeting or a duly appointed proxyholder for a shareholder; and

•	persons owning or representing by proxy not less than 33 1/3% of the total number of Common Shares entitled to vote at the Meeting.

As of April 11, 2017 we had 66,596,784 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of our shareholders.

PROCEDURE FOR CONSIDERING SHAREHOLDER PROPOSALS FOR OUR 2018 ANNUAL MEETING

If a shareholder wishes to propose any matter for a vote by our shareholders at our 2018 annual meeting of shareholders, he or she must send his or her proposal to our Corporate Headquarters at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. We may omit the proposal from next year’s proxy circular and proxy statement under applicable Canadian corporate law and U.S. securities laws if it is not received by our Corporate Secretary at the address noted above by December 20, 2017.

SHAREHOLDER COMMUNICATION

Shareholders or other interested parties wishing to communicate with the Board of Directors, or any individual director, may do so by sending a written communication to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, addressed to the Board of Directors or any individual director, Attention: Corporate Secretary. The Secretary forwards all such communications to the Board of Directors.

PRINCIPAL SHAREHOLDERS OF VOTING SHARES

We are not aware of any persons who as of April 11, 2017 beneficially owned or exercised control or direction over more than 5% of our Common Shares other than:

Name and Address of Beneficial Owner of Common Shares	Amount and Nature of Beneficial Ownership of Common Shares	Percentage of Outstanding Common Shares
Douglas Group	8,826,259 (1)	13.25%
Kevin and Michelle Douglas
James E. Douglas, III
K&M Douglas Trust
Douglas Family Trust
James Douglas and Jean Douglas Irrevocable Descendants’ Trust
125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94939
Franklin Resources, Inc.	3,740,680 (2)	5.62%
One Franklin Parkway, San Mateo, CA 94403-1906

The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 66,596,784 Common Shares outstanding as of April 11, 2017.

(1)

Based solely on information reported in an amended Schedule 13D filed jointly by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust and James Douglas & Jean Douglas Irrevocable Descendants’ Trust on January 27, 2017, with the SEC. As reported in such filing, Kevin Douglas has shared voting power with respect to 6,450,625 Common Shares. Kevin Douglas and his wife, Michelle Douglas, hold 3,801,068 Common Shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,584,441 Common Shares. Kevin Douglas is deemed to have shared voting/dispositive power over the 62,652 Common Shares held by the

KGD 2012 Trust. Michelle Douglas may be deemed to have shared voting/dispositive power over the 62,652 shares held by MMD 2012 Trust. Kevin Douglas has shared dispositive power with respect to 8,826,259 Common Shares. Kevin Douglas also has shared dispositive power with respect to 923,645 Common Shares held by James E. Douglas, III and 1,451,989 Common Shares held by the Douglas Family Trust.

(2)

Based solely on information reported in a Schedule 13G filed by Franklin Resources, Inc. on February 8, 2017 with the SEC. As reported in such filing, Franklin Resources, Inc. has sole voting power over 3,710,039 Common Shares. Franklin Resources, Inc. has sole dispositive power with respect to 3,740,680 Common Shares. Franklin Resources, Inc. does not hold shared voting/dispositive power with respect to any Common Shares.

FINANCIAL STATEMENTS AND AUDITORS’ REPORT

The Board of Directors will submit to the shareholders at the Meeting the consolidated financial statements for the fiscal year ended December 31, 2016 and the auditors’ report thereon. A copy of these financial statements and the auditors’ report are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is being mailed to our shareholders together with this Circular.

MATTERS TO BE CONSIDERED AT THE 2017 ANNUAL GENERAL MEETING

BOARD OF DIRECTORS’ RECOMMENDATIONS FOR YOUR VOTE

The following is a summary of matters to be considered at the Meeting together with the Board of Directors’ unanimous recommendations for your votes:

Item No.	Board Recommendation
1. Election of the eleven Nominees as Directors	FOR
2. Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors	FOR
3. Advisory Vote on the Executive Compensation of the Company’s Named Executive Officers	FOR
4. Approval of Frequency of Future Advisory Votes on Executive Officer Compensation	EVERY YEAR

Item No. 1 - ELECTION OF DIRECTORS

Our articles provide that the Board of Directors may be comprised of a minimum of 1 and a maximum of 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. Currently, the Board of Directors has fixed the number of directors at 11.

The Board of Directors is currently composed of Neil S. Braun, Eric A. Demirian, Kevin Douglas, Greg Foster, Richard L. Gelfond, David W. Leebron, Michael Lynne, Michael MacMillan, Dana Settle, Darren Throop and Bradley J. Wechsler. The term of each director will expire at the 2017 Annual General Meeting. Shareholders are not permitted to vote for a greater number of persons than the number of nominees identified below.

In any election or appointment of a director to fill a vacancy created by any director ceasing to hold office, the election or appointment shall be for the unexpired term of the director who has ceased to hold office.

Nominees for Election

Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2018 annual meeting of shareholders should communicate with the Corporate Secretary at our corporate office. See the description in “Nomination Process” on page 54 for more information.

At the Meeting, shareholders will be asked to approve the election of directors by ordinary resolution, which requires that a plurality of the votes cast at the Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the proxy in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. If any of the nominees is for any reason unable to serve as a director, proxies in favor of management will be voted for another nominee in their discretion unless the shareholder has specified in the Form of Proxy that such shareholder’s Common Shares are to be withheld from voting on the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.

The nominees for election as directors have indicated to us that they will serve if elected. Each director elected will hold office until the earlier of the close of the 2018 annual meeting of shareholders, until his/her successor is elected or appointed, or until the date of his/her resignation or termination.

The following section lists certain information concerning the persons to be nominated for election to our Board of Directors:

Nominees for Election as Directors for the Term Expiring in 2018

RICHARD L. GELFOND Director (since March 1994) and Chief Executive Officer (Age: 61) New York, New York, USA

Richard Gelfond has been sole Chief Executive Officer of the Company since April 2009. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 2009 and served as Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond has also been the Chairman and Non-Executive Director of the Company’s subsidiary, IMAX China Holding, Inc., since May 27, 2015, and has been a director of IMAX China Holding, Inc. since 2010.

Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University. He is also a member of the Motion Picture Academy of Arts & Sciences. Mr. Gelfond serves on the International Advisory Board of the Turkana Basin Institute, a non-profit initiative focusing on field research in the Lake Turkana Basin of Kenya. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

Key Skills and Experience:

Mr. Gelfond’s long service as Chief Executive Officer of the Company (formerly Co-Chief Executive Officer), as well as his marketing, financial, legal and capital markets expertise, combined with his extensive knowledge of the business, operations and domestic and international markets of the Company and his relationships with studios, exhibitors and senior management with the Company, are valuable assets to the Board.

BRADLEY J. WECHSLER Director (since March 1994) and Chairman of the Board of Directors (Age: 65) New York, New York, USA

Bradley Wechsler has been sole Chairman of the Company’s Board of Directors since April 2009. Mr. Wechsler assumed the role of CEO and Managing Partner, Elysium LLC in January 2015. Elysium manages the business affairs of a high net worth private family. Mr. Wechsler served as Co-Chairman of the Company with Mr. Gelfond from June 1999 to March 2009 and served as Co-Chief Executive Officer with Mr. Gelfond from May 1996 to March 2009. From March 1994 to June 1999, Mr. Wechsler served as Chairman of the Company.

Mr. Wechsler serves on the board of Apollo Investment Corporation. He also serves on the board of Math for America. Mr. Wechsler served on the board of Assay Healthcare Solutions from 2010-2014. Mr. Wechsler also serves on the board of the NYU Langone Hospital and Medical Center, where he is a Vice Chairman and member of the Executive Committee. Mr. Wechsler is a member of the Motion Picture Academy of Arts & Sciences.

Key Skills and Experience:

Mr. Wechsler’s long service as Co-Chief Executive Officer of the Company, as well as his financial, legal and capital markets expertise, combined with his extensive knowledge of the business and operations of the Company are valuable assets to the Board. In addition, Mr. Wechsler brings particular expertise in board leadership and governance given his long service as Co-Chairman and Chairman of the Board.

NEIL S. BRAUN Director (since June 2003) (Age: 64) New York, New York, USA Committee Memberships: Audit Committee Governance Committee

Neil Braun has been the Dean of Pace University’s Lubin School of Business since July 2010 and is also a member of the University Operating Committee. Mr. Braun held the position of Chief Executive Officer of The Carbon Neutral Company from 2008 to June 2010 and Chairman & Chief Executive Officer of The GreenLife Organization from 2007 to 2008. Mr. Braun held the position of President, Distribution & Marketing of Starz Media after it acquired IDT Entertainment in August 2006. He was President, Feature Films and Television of IDT Entertainment from 2005 to 2007 and the President of Vanguard Animation, LLC from 2001 to 2005. Mr. Braun was the President of Vast Video Inc. prior to this and was President of iCast Corporation, a wholly-owned subsidiary of CMGI, Inc., during 1999. From 1994 to 1998, Mr. Braun was President of NBC Television Network. Prior to 1994, Mr. Braun was the Chairman and CEO of Viacom Entertainment, the COO of Imagine Films Entertainment and Senior Vice President of Home Box Office Inc.

Mr. Braun also sits on the Share our Strength and Westhampton Beach Performing Arts Center Boards of Directors, both non-profit organizations. He serves as the Chairman of the Audit Committee of Share our Strength, and is Chair of the Audit Committee of the Westhampton Beach Performing Arts Center. Mr. Braun received his Certificate of Director Education through the National Association of Corporate Directors and is a member of KPMG’s Audit Committee Institute. Mr. Braun is a former director of the GreenLife Organization (2007-2008) and The Carbon Neutral Company (2008-2010).

Key Skills and Experience:

Mr. Braun’s experience as a senior executive of a number of entertainment, technology and other companies as well as his current role as business school dean allows him to provide valuable insight into issues and opportunities facing the Company and has given him financial expertise which is valuable to the Audit Committee. As dean, Mr. Braun developed a certification program for regulatory compliance and created a Center for Excellence in Financial Reporting headed by ex-FASB Chair, Leslie Seidman.

ERIC A. DEMIRIAN Director (since September 2010) (Age: 58) Toronto, Ontario, Canada Committee Memberships: Audit Committee (Chair) Compensation Committee

Eric Demirian has been President of Parklea Capital Inc., a boutique financial advisory and strategy firm since 2003, and is President of Demicap Inc., a private investment firm. Prior to Mr. Demirian’s position at Parklea Capital, he held the position of Executive Vice President of Group Telecom, Inc. from 2000 to 2003. Mr. Demirian’s previous positions include, partner and head of Information and Communication Practice at PricewaterhouseCoopers (1983-2000) and Internal Auditor at the Ontario Lottery and Gaming Corporation (1980-1983).

Mr. Demirian serves as non-executive Chair of the Board of Directors of Descartes Systems Group. He also serves on the boards of Enghouse Systems Ltd. and Redline Communications Inc. Mr. Demirian is a former director and Chair of the Audit Committee of Leisure Canada Inc. (2010–2011), Menu Foods Income Fund (2005-2010) and Keystone North America Inc. (2007–2010). Mr. Demirian is a member of the Advisory Council for the School of Accounting & Finance at Ted Rogers School of Management at Ryerson University. He is a Chartered Professional Accountant, a Chartered Accountant and a Certified General Accountant, and holds a Bachelor of Business Management from Ryerson University.

Key Skills and Experience:

Mr. Demirian’s accounting experience combined with his substantial business and transaction experience make him well suited to assist the Board in its assessment of financial and accounting matters. With his strong financial background, Mr. Demirian meets the SEC definition of an Audit Committee financial expert.

KEVIN DOUGLAS Director (since October 2016) (Age: 54) Larkspur, California, USA

Kevin Douglas is the Chairman and Founder of Douglas Telecommunications, a family investment office through which Mr. Douglas manages the Douglas family investment portfolio. Prior to Douglas Telecommunications, he was Chairman of the Board at Rural Cellular Management Corporation. Mr. Douglas currently serves on the board of KSR International Co. and was formerly on the board of Stamps.com. Mr. Douglas is IMAX Corporation’s largest individual investor and has been a shareholder since 2007. In 2014, the Company partnered with Mr. Douglas and his spouse, Michelle Douglas, to donate an IMAX® theater to the University of Southern California’s School of Cinematic Arts. The Michelle and Kevin Douglas IMAX Theatre and Immersive Media Lab serves as a research and teaching facility for students to learn IMAX filmmaking as well as other immersive entertainment experiences.

Key Skills and Experience:

Mr. Douglas’ long association with the Company has given him a broad understanding of the Company’s business, its products and the markets in which it operates. Mr. Douglas’ investment and business experience with technology and other companies, together with his expertise in identifying new opportunities for investment and growth, are valuable resources for the IMAX Board.

GREG FOSTER Director (since October 2016) (Age: 54) Los Angeles, California, USA

Greg Foster is CEO of IMAX Entertainment and Senior Executive Vice President of IMAX Corporation. Mr. Foster joined the Company in March 2001 as President, Filmed Entertainment and was appointed Senior Executive Vice President, IMAX Corporation and CEO, IMAX Entertainment in July 2013. Mr. Foster held the position of Chairman and President, Filmed Entertainment from September 2004 to January 2013. In January 2013, Mr. Foster’s title changed to Chairman and President, IMAX Entertainment as a result of a change in the title of the Filmed Entertainment department. Prior to joining the Company in 2001, Mr. Foster was Executive Vice President of Production at MGM/UA. Prior to that, he held other senior positions, including Senior Vice President of Motion Picture Marketing Research during his 15 years at MGM/UA. In 1999, Mr. Foster founded uMogul, a financial services company and held the position of Chairman, Co-Founder and President. He is a member of the Board of Directors of IMAX China Holding, Inc., and of TCL-IMAX Entertainment Co. Ltd., a joint venture of TCL Corporation and the Company. Mr. Foster is a member of the Academy of Motion Picture Arts and Sciences.

Key Skills and Experience:

Mr. Foster’s extensive knowledge of the Company’s businesses—in particular its film production development, marketing and distribution business, as well as operations and markets in which the Company operates—along with his considerable experience in the global entertainment landscape and his relationship with filmmakers, studios, exhibitors and recently television executives are tremendous assets to the Board.

DAVID W. LEEBRON Director (since September 2003) (Age: 62) Houston, Texas, USA Committee Memberships: Governance Committee (Chair) Audit Committee

David Leebron has been the President of Rice University since July 2004. Prior to July 2004, Mr. Leebron held the position of Dean at Columbia University School of Law since 1996 and Professor of Law since 1989.

Mr. Leebron is on the Council on Foreign Relations, the board of the Greater Houston Partnership and serves as Chair of the Association of American Universities (AAU). Mr. Leebron also serves as Chair of the Board of Trustees of Internet2.

Key Skills and Experience:

Mr. Leebron brings his broad legal experience, leadership and management skills as President of Rice University and former Dean of Columbia Law School to the Board which makes him well suited to assess legal risks and other challenges faced by the Company, as well as to apply his experience to governance issues faced by the Company and the Board.

MICHAEL LYNNE Director (since July 2013) (Age: 75) New York, New York, USA Committee Membership: Compensation Committee (Chair)

Michael Lynne has been a Principal of Unique Features LLC, a film and television production company, since June 2008. Prior to the launch of Unique Features, Mr. Lynne was Co-Chairman and Co-Chief Executive Officer of New Line Cinema from 2001 to 2008 and President from 1990 to 2001, and was an Executive Producer of New Line’s historically successful The Lord of the Rings trilogy.

Mr. Lynne is also on the boards of the Museum of Modern Art and Citymeals-on-Wheels and chairs the Museum Committee of Guild Hall of East Hampton. Mr. Lynne is a member of the Board of Visitors of Columbia Law School and is a long-time trustee of the Brooklyn College Foundation. He has also been a member of the board of the publicly traded REIT, Vornado Realty Trust, since 2005 and serves as Chair of Vornado’s Compensation Committee. Mr. Lynne also served as the Time Warner, Inc. representative on the Time Warner Cable Board from 2006 until 2008 and chaired their compensation committee. Mr. Lynne is a member of the New York Bar.

Key Skills and Experience:

Mr. Lynne’s experience as a senior executive of a number of entertainment and film production companies, as well as his extensive board experience, brings valuable industry insight and expertise to the Board’s deliberations in these areas.

MICHAEL MACMILLAN Director (since June 2013) (Age: 60) Toronto, Ontario, Canada Committee Membership: Governance Committee

Michael MacMillan is Chief Executive Officer of Blue Ant Media, a Canadian-based media company which he co-founded in 2011. Blue Ant is a producer, distributor and broadcaster with active operations in Toronto, Los Angeles, Auckland and London. Mr. MacMillan was Chairman and/or CEO of Alliance Atlantis Communications from 1998 to 2007. Mr. MacMillan co-founded Atlantis Films Limited in 1978 which acquired Alliance Communications in a reverse takeover in 1998 and the company subsequently became Alliance Atlantis Communications. Mr. MacMillan retired from Alliance Atlantis in 2007 after selling the company to Canwest Communications and Goldman Sachs. In 2007, he co-founded Samara, a think tank that works to strengthen political engagement in Canada through innovative research and educational programs, and serves as Chair.

Mr. MacMillan is co-founder and co-owner of Closson Chase, a vineyard and winery in Prince Edward County, Ontario, Canada. A member of the Order of Canada, Mr. MacMillan has volunteered with numerous community and industry organizations over many years, and is currently involved with Open Roof Films, Human Rights Watch, Civix and the Community Food Centres Canada, amongst other organizations.

Key Skills and Experience:

Mr. MacMillan’s extensive experience in the entertainment industry as well as his ownership interests in various private companies and involvement with charitable organizations gives him a broad expertise, in film and television production, digital publishing and other media, thus bringing additional expertise to the Board in these areas.

DANA SETTLE Director (since July 2015) (Age: 44) Los Angeles, California, USA Committee Membership: Governance Committee

Dana Settle has been a Partner and Co-Founder of Greycroft Partners, a venture capital fund based in New York City and Los Angeles focused on investments in the internet and mobile markets since March 2006. Throughout her career, Ms. Settle has played a key role in the success of many technology startups. Prior to Greycroft, where she heads the firm’s West Coast arm in Los Angeles, Ms. Settle spent several years as a venture capitalist and adviser to startup companies in the Bay Area.

Ms. Settle currently serves on the boards of Greycroft’s investments in AppAnnie, EBTH.com, Thrive Market, Steelhouse, TheRealReal, Clique, RocketJump and WideOrbit. She also managed the firm’s investments in Maker Studios (sold to Disney), Trunk Club (sold to JWN), Viddy (sold to FullScreen), AwesomenessTV (sold to Dreamworks), Digisynd (sold to Disney), ContentNext (sold to Guardian Media), Pulse (sold to LinkedIn) and Sometrics (sold to American Express). Ms. Settle’s additional experience includes business development at Truveo (AOL), investment banking at Lehman Brothers and international business development at McCaw Cellular Communications (AT&T).

Key Skills and Experience:

Ms. Settle’s extensive experience in the private equity markets, as well as her Board positions and ownership interests in various digital and other start-up companies, gives her a broad expertise in emerging technology and media markets which is beneficial to the Board as it examines new opportunities. Ms. Settle also has experience in business development and investment banking which is relevant to the Board’s oversight of its financial matters.

Darren Throop has been President and CEO of Entertainment One Ltd., a leading international entertainment company that specializes in the acquisition, production and distribution of film and television content, since July 2003. From 1999 to 2003, Mr. Throop was Chief Executive Officer, Records on Wheels Group Partner. Previously, Mr. Throop was the owner of Urban Sound Exchange between 1991 and 1999. Mr. Throop has over 20 years of executive management experience in the entertainment industry. Mr. Throop serves on the Board of Directors of Entertainment One Ltd. He is a member of the International Academy of Television Arts and Sciences.

DARREN THROOP Director (since June 2015) (Age: 52) Toronto, Ontario, Canada Committee Membership: Compensation Committee

Key Skills and Experience:

Mr. Throop’s experience in the growth of an entrepreneurial and international entertainment company which is engaged in film distribution, television and music production, programming, merchandising and licensing further strengthens the Board’s expertise in these areas.

Item No. 2 - APPOINTMENT OF AUDITORS

At the Meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP, Chartered Accountants (“PwC”), as our auditors to hold office until the close of the next annual meeting of shareholders at a remuneration rate to be fixed by the Board of Directors.

Shareholders will be asked to approve the appointment by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.

Representatives of PwC are expected to be present at the Meeting and to be available to respond to appropriate questions and to make a statement if they desire to do so.

PwC are our principal independent accountants. PwC have been our auditors for more than five years. The following table presents fees for professional services rendered by PwC for the audit of our annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed for other services rendered by PwC during those periods:

Type of Fees	2016 ($)	2015 ($)	Description of Fees
Audit Fees	1,929,586	1,628,171

For professional services rendered by PwC in connection with the audit of our financial statements included in our Annual Report on Form 10-K and of our internal control over financial reporting, the review of our financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The year-over-year increase is attributable to our increasing size, including our China operations.

Audit-Related Fees	637,074	3,189,627

For professional services rendered by PwC in connection with assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which includes consultations concerning financial accounting and reporting standards and review of regulatory matters. In 2016, audit-related fees consisted of fees for the China IPO; charges for testing the ongoing conversion to the new ERP system; fees for audit of the pension plan; and various other smaller matters.

Tax Fees	593,817	393,319	For professional services rendered by PwC in connection with tax compliance, tax advice, and tax planning. In 2016, tax fees consisted primarily of the tax advice related to the establishment of proper transfer pricing relationships; U.S. business realignment and restructuring; and for the preparation of tax returns for certain of our foreign subsidiaries and partnerships, including related tax advice and various smaller items.
All Other Fees	42,805	1,794	Consulting Fees for customs and other related matters.
Total	3,203,283	5,212,911

Audit Committee’s Pre-Approval Policies and Procedures

All audit-related services and all other permissible non-audit services provided by PwC were pre-approved by the Audit Committee, and the fees for each category are budgeted. The Audit Committee requires PwC and management to report actual fees versus the budget to the extent that actual fees exceed budgeted fees by a set amount. The Audit Committee reviews all actual fees at year-end. During the year, circumstances may arise when it may become necessary to engage PwC for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engagement of PwC. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Item No. 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“Say-on-Pay”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation program for our Named Executive Officers (“NEOs”) as disclosed in this Circular.

As discussed in this Circular, the objectives of our executive compensation program are to:

•

provide competitive total compensation packages that include short-term cash and long-term equity-based incentive components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the NEOs for their individual contributions to our success;

•	link executive compensation to our long-term strategic objectives; and

•	align the NEOs’ interests with shareholders’ interests through an equity award framework that creates a sense of ownership, mutual goals and shared risk among executives.

Consistent with these goals and as discussed in the “Compensation Discussion and Analysis” below, we have structured our overall executive compensation program, which includes annual short-term cash and long-term equity cash compensation plans, to motivate executives to achieve the business goals that we set, and to reward the executives for achieving such goals and to encourage retention of executives beyond the current year. We encourage you to carefully review the Compensation Discussion and Analysis, the tabular compensation disclosures and the related narrative disclosures beginning on page 22 of this Circular for additional information about our compensation programs, including information about the fiscal year 2016 compensation of our NEOs.

We are asking our shareholders to indicate their support for the compensation program for our NEOs as described in this Circular. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation program. This Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation program for the NEOs and the philosophy, policies and practices described in this Circular.

The Board of Directors, including members of the Compensation Committee, considered the results of the 2015 shareholder Say-on-Pay vote at the June 1, 2015 Board of Directors’ meeting. At the 2015 meeting, approximately 63% of votes cast on the proposal approved our compensation program as described in our 2015 proxy circular. In 2016, we reached out to, and engaged in discussions with, approximately 25 of our largest shareholders, representing approximately 57% of our outstanding shares. Based on feedback we have received over the last several years, including through our recent outreach efforts, we have made a number of changes to further align our pay program with best practices in compensation philosophy, which are further described in “Compensation Discussion and Analysis – Advisory Vote on Executive Compensation”. Such changes include modifying our annual bonus process to comply with Code Sec. 162(m), including Compensation Committee approval of metrics and targets at the beginning of each fiscal year beginning in 2017; recommending an annual Say-on-Pay vote, rather than a vote every two years; and adopting a one-year minimum vesting requirement for full value awards, along with other shareholder-friendly provisions under the IMAX Corporation Amended and Restated Long-Term Incentive Plan (the “IMAX LTIP”), among other changes described below.

Shareholders will be asked to indicate their support for the compensation program for our NEOs, as discussed in this Circular by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favor of the resolution. Voting “ABSTAIN” is the equivalent to voting “WITHHOLD”. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.

The Board of Directors asks its shareholders to vote FOR the following resolution at the Meeting:

RESOLVED that the shareholders approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure set forth in the proxy circular of the Company dated April 20, 2017.

Although the vote is advisory and non-binding in nature, the Board of Directors and the Compensation Committee will review the voting results and will consider shareholder views in connection with our executive compensation program. If there are a significant number of negative votes, the Board of Directors and the Compensation Committee will seek to understand and consider the concerns that influenced the vote in making future decisions about executive compensation programs.

Item No. 4 — FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory vote on Named Executive Officer compensation set forth in Item No. 3 above, the Dodd-Frank Act requires that shareholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future. This Item No. 4 affords shareholders the opportunity to cast an advisory vote to indicate whether they would prefer a Say-on-Pay vote every year, every two years or every three years.

At our 2011 annual meeting of shareholders, our shareholders were asked to vote on whether the Say-on-Pay vote should be held every year, every two years or every three years. Since a majority of the votes cast for the Say-on-Frequency vote expressed a preference for having the Say-on-Pay vote every two years, the Board of Directors determined that an advisory vote on executive compensation would be conducted every second year. However, as a result of recent shareholder outreach, the Board of Directors now recommends that shareholders approve a Say-on-Pay vote frequency of once a year to give shareholders an opportunity to provide feedback on the pay program on an annual basis. As described in the “Compensation Discussion and Analysis” below, a fundamental objective of the Company’s executive compensation is to align the interests of the Company’s executives with the creation of long-term shareholder value.

While the Board recommends that shareholders vote to hold the Say-on-Pay vote every year, the voting options are to hold the Say-on-Pay vote every one year, two years or three years. Shareholders may also abstain from voting on this proposal. Voting “ABSTAIN” is the equivalent to voting “WITHHOLD”. The Company will view whichever of one year, two years or three years that receives the greatest number of votes as being the frequency that is favored by our shareholders.

The Board of Directors asks its shareholders to vote FOR the following resolution at the Meeting:

RESOLVED that the Company hold an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, with a frequency of once every one year, two years or three years, whichever receives the greatest number of votes cast at the Meeting.

The Board of Directors unanimously recommends a vote FOR “one year” as the frequency of advisory votes on executive compensation.

Although this vote is advisory in nature and therefore not binding on the Company, the Board and the Compensation Committee will consider the results of the vote in determining the frequency with which advisory votes on executive compensation will be conducted.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of April 20, 2017:

NAME	AGE	POSITION
Executive Officers:
Richard L. Gelfond	61	Chief Executive Officer (“CEO”) and Director
Patrick McClymont	47	Chief Financial Officer (“CFO”) and Executive Vice President
Greg Foster	54	Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President , IMAX Corporation and Director
Robert D. Lister	48	Chief Legal Officer and Chief Business Development Officer
Mark Welton	53	President, IMAX Theaters
Don Savant	54	President, Global Sales, Exhibitor Relations
Jiande Chen	61	Chief Executive Officer, IMAX China Holding, Inc.
G. Mary Ruby	59	Chief Administrative Officer and Corporate Secretary
Jeffrey Vance	45	Senior Vice President, Finance and Controller
Other Key Executives:
David B. Keighley	69	Chief Quality Officer, President of IMAX Post/DKP Inc., Emeritus and Executive Vice President
Brian Bonnick	60	Executive Vice President and Chief Technology Officer
Jason Brenek	46	Executive Vice President, IMAX Corporation and President, IMAX Home Entertainment
Carrie Lindzon-Jacobs	40	Chief Human Resources Officer and Executive Vice President

   EXECUTIVE OFFICERS

RICHARD L. GELFOND Chief Executive Officer and Director

Richard Gelfond has been sole Chief Executive Officer of the Company since April 2009 and has been a director since March 1994. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 2009 and served as Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond has also been the Chairman and Non-Executive Director of the Company’s subsidiary, IMAX China Holding, Inc., since May 27, 2015, and has been a director of IMAX China Holding, Inc. since 2010.

Mr. Gelfond also serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University. He is also a member of the Academy of Motion Picture Arts & Sciences, and serves on the International Advisory Board of the Turkana Basin Institute, a non-profit initiative focusing on field research in the Lake Turkana Basin of Kenya. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

PATRICK MCCLYMONT Chief Financial Officer and Executive Vice President

Patrick McClymont joined the Company in August 2016 as Chief Financial Officer and Executive Vice President, and leads IMAX’s global financial operations. Prior to joining the Company, Mr. McClymont was Executive Vice President and Chief Financial Officer at Sotheby’s, where he led select P&L activities, corporate strategy, regional Finance Directors in the Americas, Europe and Asia, as well as the finance, accounting, tax, treasury, and investor relations functions. Prior to Sotheby’s, he was Partner and Managing Director at Goldman, Sachs & Co., where he spent 15 years. Mr. McClymont is a member of the Board of Directors of Standard Motor Products, Inc., and is a member of the SMP Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee and Strategic Planning Committee.

Outside of his executive roles, Mr. McClymont leverages his strong business experience in board roles. He is currently serving as Board Director and Chair of the Governance and Trustee Committee for Volunteers of America, Greater New York Chapter – a non-profit health and human services provider which generates $100M in annual revenue operating 90 different programs.

GREG FOSTER Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation and Director

Greg Foster joined the Company in March 2001 as President, Filmed Entertainment, and was appointed Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation in July 2013. Mr. Foster held the position of Chairman & President, Filmed Entertainment from September 2004 to January 2013. In January 2013, Mr. Foster’s title changed to Chairman & President, IMAX Entertainment as a result of a change in the title of the Filmed Entertainment department. Prior to joining the Company, Mr. Foster was Executive Vice-President of Production at MGM/UA. Prior to that, Mr. Foster held other senior positions including Senior Vice-President of Motion Picture Marketing Research during his 15 years at MGM/UA. In 1999, Mr. Foster founded uMogul, a financial services company and held the position of Chairman, Co-Founder and President. Mr. Foster is a member of the Board of Directors of IMAX China Holding, Inc. Mr. Foster is a member of the Academy of Motion Picture Arts and Sciences.

ROBERT D. LISTER Chief Legal Officer and Chief Business Development Officer

Robert Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs and General Counsel, and was appointed Chief Legal Officer & Chief Business Development Officer in January 2012. Previous to that, Mr. Lister held the position of Senior Executive Vice President and General Counsel since December 2007 and has held various other positions within the Company including Executive Vice President, Business & Legal Affairs, Corporate Communications and General Counsel and Executive Vice President, Legal and Business Affairs and General Counsel. Prior to joining the Company, Mr. Lister was Vice President, General Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the Company. From 1996 to 1998, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation, a behavioral healthcare company. Mr. Lister serves on the Board of Directors of TCL-IMAX Entertainment Co., Ltd., a joint venture of TCL Corporation and the Company, and until March 2016, served as its Chairman. Mr. Lister is a member of the New York State Bar Association.

MARK WELTON President, IMAX Theaters

Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed President, IMAX Theaters in October 2011. Previous to that, Mr. Welton held the position of Executive Vice President, Corporate and Digital Development & Theater Operation since April 2007. Mr. Welton has held various other positions within the Company including: Senior Vice President, Business Affairs; Senior Vice President, Theater Operations; and Executive Vice President, Theater Operations & General Manager, Digital. Prior to joining the Company, Mr. Welton was an associate lawyer at the law firm Stikeman, Elliot from 1994 until his employment with the Company. Prior to that, Mr. Welton was an associate accountant at Ernst & Young. Mr. Welton is a member of the Ontario Bar Association and of the Canadian Institute of Chartered Accountants

DON SAVANT President, Global Sales, Exhibitor Relations

Don Savant joined the Company in April 2000 as the Vice President & General Manager of Sales, Asia Pacific. In 2007, Mr. Savant was promoted to Managing Director, Asia Pacific. In January 2016, he was appointed President, Global Sales, Exhibitor Relations for IMAX Corporation. Mr. Savant was a key catalyst in relocating IMAX’s Asian headquarters from Singapore to Shanghai in September of 2001 and, since that time, in establishing China as IMAX’s second-largest and fastest-growing market in the world. Prior to joining IMAX, Mr. Savant served as Senior Vice President of Sales & Marketing at IWERKS Entertainment.

JIANDE CHEN Chief Executive Officer IMAX China Holding, Inc.

Jiande Chen joined the Company in August 2011 as Chief Executive Officer of IMAX China Holding, Inc., a subsidiary of the Company. Mr. Chen was previously the Senior Vice President, Chief Representative and General Manager of Sony Pictures Entertainment, China from 2000 to 2011. Prior to that, Mr. Chen was a Vice President of Allied Signal (China) Holding Corp., an aerospace, automotive and engineering company, a Vice President of Boeing China Inc., and a Vice President of DDB Advertising/PR Corp. in Seattle. Mr. Chen is a member of the Board of Directors of IMAX China Holding, Inc., and a member of the board of TCL-IMAX Entertainment Co. Ltd., a joint venture of TCL Corporation and the Company.

G. MARY RUBY Chief Administrative Officer and Corporate Secretary

Mary Ruby joined the Company in October 1987 as Associate General Counsel and was appointed Chief Administrative Officer & Corporate Secretary in March 2011. Previous to that, Ms. Ruby held the position of Executive Vice President, Corporate Services (Legal, Human Resources and Administration) & Corporate Secretary since January 2008 and has held various other positions within the Company including Senior Vice President, Human Resources and Administration; Senior Vice President, Legal Affairs & Corporate Secretary; and General Counsel of the Company. Ms. Ruby is also Deputy General Counsel and acts as Corporate Secretary to the Board of Directors. In November 2004, Ms. Ruby was appointed by the Company’s Audit Committee as Chief Compliance Officer, responsible for oversight of the Company’s Whistle Blower Program. Ms. Ruby is a member of the Ontario Bar Association.

JEFFREY VANCE Senior Vice President, Finance and Controller

Jeffrey Vance joined the Company in October 2004 as Manager, Business Operations and was appointed Senior Vice President, Finance and Controller in March 2011. Previous to that, from 2008 to 2011, Mr. Vance served as Vice President, Finance and Controller. Mr. Vance has held various other positions within the Company including Co-Controller and Director, Finance and Treasurer. Prior to joining the Company, Mr. Vance was employed in the Audit and Business Advisory Division at Arthur Andersen LLP from 1994 to 2002, most recently as Audit Manager, and was the Assistant Director, Financial Administration at FedEx Trade Networks Transport and Brokerage (Canada) Inc. from 2002 to 2003 and Eastern Region Controller and Manager of Administration at Comstock Canada Ltd. from 2003 to 2004. Mr. Vance is a member of the Canadian Institute of Chartered Accountants.

OTHER KEY EXECUTIVES

DAVID B. KEIGHLEY Chief Quality Officer, President of IMAX Post/DKP Inc., Emeritus and Executive Vice President

David Keighley joined the Company in February 1988 and was appointed Chief Quality Officer and Executive Vice President in November 2013. He took on the role of Chief Quality Officer in October 2011. Previous to that, Mr. Keighley held the position of Executive Vice President of the Company since July 2007 and Senior Vice President from 1997 to 2007. Mr. Keighley is President of IMAX Post/DKP Inc., Emeritus, a subsidiary of the Company. Mr. Keighley is responsible for liaising with departments across the Company to ensure quality standards are met or exceeded.

BRIAN BONNICK Executive Vice President and Chief Technology Officer

Brian Bonnick joined the Company in January 1999 as Vice President, Research & Technology and was appointed Chief Technology Officer in October 2011, and has held the position of Executive Vice President, Technology since June 2006. Previous to that, Mr. Bonnick held the position of Senior Vice President, Technology from August 2001 to June 2006. Prior to joining the Company, Mr. Bonnick was Vice President, Engineering and Operations for Electrohome Corporation. Before his role at Electrohome Corporation Mr. Bonnick was Vice President and General Manager at TSB International Inc., a telecommunications company. Mr. Bonnick is registered as a professional engineer by the Association of Professional Engineers of Ontario.

JASON BRENEK Executive Vice President, IMAX Corporation and President, IMAX Home Entertainment

Jason Brenek joined the Company in February 2015 as Executive Vice President and serves as President, IMAX Home Entertainment, a subsidiary of the Company where he oversees a series of global initiatives designed collectively to translate elements of The IMAX Experience® to the home setting. Prior to joining the Company, Mr. Brenek was Senior Vice President, International In-Home Distribution for the Walt Disney Studios since 2010 and in 2014 he added the role of Head of Global Business Development and Strategic Partnerships, which he held until 2015. Prior to that, Mr. Brenek held various positions at Walt Disney Studios beginning in 2003 including Senior Vice President, Worldwide Digital Cinema and Cinema Programming and Vice President, Distribution Strategy. Mr. Brenek is the Chairman of the Board of TCL-IMAX Entertainment Co. Ltd., a joint venture of TCL Corporation and the Company.

CARRIE LINDZON-JACOBS Chief Human Resources Officer and Executive Vice President

Carrie Lindzon-Jacobs joined the Company in May 2011 as Senior Vice President, Human Resources and was appointed Executive Vice President, Human Resources in May 2012. In March 2017, Ms. Lindzon-Jacobs was appointed Chief Human Resources Officer and Executive Vice President. Prior to joining the Company, Ms. Lindzon-Jacobs was Head of Human Resources and Organizational Development at Courtyard Group from 2007 to 2011. Prior to that, Ms. Lindzon-Jacobs held various positions at the Canadian Imperial Bank of Commerce (CIBC) from 2001 to 2007, including Head of Human Resources, Amicus and concurrently Director, Human Resources, International Retail and Wealth Management. Ms. Lindzon-Jacobs is a member of the Human Resources Professional Association.

2016 EQUITY COMPENSATION PLANS

The following table sets forth information regarding our Equity Compensation Plan as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,326,472		29.18	5,696,100
Equity compensation plans not approved by security holders	--		--	--
Total	6,326,472	(2) (3)	29.18	5,696,100	(3)

(1)

The weighted average exercise price under column (b) with respect to equity compensation plans does not include shares issuable upon the vesting of outstanding restricted share units, which have no exercise price.

(2)	Represents 9.6 % of 66,224,467 Common Shares outstanding as of December 31, 2016.
(3)	Represents 9.6 % and 8.6%, respectively, of 66,224,467 Common Shares outstanding as of December 31, 2016.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Shares as of April 11, 2017 or as otherwise indicated in the notes below, including: (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all current directors and the NEOs, individually; and (iii) all current directors and officers as a group. Our NEOs are the individuals who served during 2016 as CEO, CFO, and the three most highly compensated executive officers of the Company, other than the CEO and the CFO, who were serving as executive officers as of December 31, 2016.

Name of Beneficial Owner of Common Shares	Common Shares Beneficially Owned, Controlled or Directed (1)		Common Shares that can be Acquired within 60 days	Total	Percentage of Outstanding Common Shares (2)
Richard L. Gelfond	163,409	(3)	2,103,572	2,266,981	3.30%
Bradley J. Wechsler	181,024	(4)	24,000	205,024	*
Neil S. Braun	21,708	(5)	20,000	41,708	*
Eric A. Demirian	17,945	(6)	25,351	43,296	*
Kevin Douglas	8,826,259	(7)	--	8,826,259	13.25%
David W. Leebron	70,179	(8)	36,969	107,148	*
Michael Lynne	16,241	(9)	--	16,241	*
Michael MacMillan	10,858	(10)	--	10,858	*
I. Martin Pompadur †	--		10,402	10,402	*
Dana Settle	6,886	(11)	--	6,886	*
Darren Throop	3,347	(12)	--	3,347	*
Patrick McClymont ††	--		--	--	*
Joseph Sparacio †††	5,000	(13)	85,624	90,624	*
Greg Foster	67,018	(14)	460,894	527,912	*
Robert D. Lister	35,594	(15)	131,116	166,710	*
Andrew Cripps ††††	3,499	(16)	--	3,499	*
All directors and executives officers	9,492,128		3,125,812	3,165,452	18.90%

* Less than 1%

†	Mr. Pompadur retired from the Board effective October 19, 2016.

††	Mr. McClymont joined the Company as Chief Financial Officer and Executive Vice President effective August 8, 2016, succeeding Mr. Sparacio.

†††

Mr. Sparacio’s role as Executive Vice President and Chief Financial Officer concluded effective August 8, 2016, following which Mr. Sparacio served as an Executive Consultant to the Company until the expiration of his employment term on November 13, 2016.

††††	Mr. Cripps resigned from the Company effective December 31, 2016.

(1)

Statements as to securities beneficially owned by directors and executive officers, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to us.

(2)

The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 66,596,784 Common Shares outstanding as of April 11, 2017 adjusted for Common Shares issuable through the exercise of vested stock options held by such person, plus stock options and restricted share units held by such person that vest within 60 days of that date.

(3)	Mr. Gelfond has sole voting and dispositive power with respect to 148,309 Common Shares and shared voting and dispositive power with respect to 15,100 Common Shares.

(4)	Mr. Wechsler has sole voting and dispositive power with respect to 111,024 Common Shares and shared voting and dispositive power with respect to 70,000 Common Shares.

(5)	Mr. Braun has sole voting and dispositive power with respect to 21,708 Common Shares.

(6)	Mr. Demirian has sole voting and dispositive power with respect to 17,945 Common Shares.

(7)	Mr. Douglas has shared voting with respect to 6,450,625 Common Shares and shared dispositive power with respect to 8,826,259 Common Shares.

(8)	Mr. Leebron has sole voting and dispositive power with respect to 68,879 Common Shares and shared voting and dispositive power with respect to 1,300 Common Shares.

(9)	Mr. Lynne has sole voting and dispositive power with respect to 16,241 Common Shares.

(10)	Mr. MacMillan has sole voting and dispositive power with respect to 10,858 Common Shares.

(11)	Ms. Settle has sole voting and dispositive power with respect to 6,886 Common Shares.

(12)	Mr. Throop has sole voting and dispositive power with respect to 3,347 Common Shares.

(13)	Mr. Sparacio has sole voting power with respect to 5,000 Common Shares.

(14)	Mr. Foster has sole voting and dispositive power with respect to 67,018 Common Shares.

(15)	Mr. Lister has sole voting and dispositive power with respect to 35,594 Common Shares.

(16)	Mr. Cripps has sole voting and dispositive power with respect to 3,499 Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The Reporting Persons are also required by the Exchange Act to furnish us with copies of all Section 16(a) reports they file.

During the fiscal year ended December 31, 2016, based solely upon a review of Forms 3, 4, and 5 (and amendments thereto) received from, or written representations by, the Reporting Persons, in respect of the fiscal year ended December 31, 2016, we believe that all such reports were timely filed by the Reporting Persons.

MANAGEMENT CEASE TRADE ORDER

On April 3, 2007, certain directors, senior officers and certain former employees were prohibited from trading in our securities pursuant to management cease trade orders issued by the Ontario Securities Commission (“OSC”) and certain other provincial Canadian securities regulators in connection with the delay in filing certain of our financial statements. All management cease trade orders were fully revoked on November 22, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of the compensation program for our NEOs and the rationale for the program elements and decisions for the fiscal year ended December 31, 2016. For 2016, our NEOs were:

•	Richard L. Gelfond, Chief Executive Officer;

•	Patrick McClymont, Chief Financial Officer and Executive Vice President;

•	Joseph Sparacio, Former Executive Vice President and Chief Financial Officer;

•	Greg Foster, Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation;

•	Robert D. Lister, Chief Legal Officer and Chief Business Development Officer; and

•	Andrew Cripps, Former President of International and Executive Vice President, IMAX Corporation.

Mr. McClymont assumed the role of Chief Financial Officer and Executive Vice President effective August 8, 2016, succeeding Mr. Sparacio. Mr. Sparacio served as an Executive Consultant until the expiration of his employment term on November 13, 2016. Mr. Cripps resigned from the Company effective December 31, 2016.

Executive Summary

Business Performance Highlights

We achieved many significant operational successes in 2016, representing one of our strongest years from a strategic perspective. Highlights include the following:

•	installed a record 182 theaters (of which 16 were upgrades), bringing our global total to 1,215 screens across 75 countries and setting the stage ahead of highly anticipated 2017 and 2018 film slates;

•	signed agreements for a record 319 theater systems, underpinning the robust demand from exhibitor partners for IMAX systems worldwide and bringing our backlog to 498 theater systems at year-end;

•

continued to differentiate IMAX content by forging multiple new deals for prominent filmmakers to shoot films using IMAX cameras, with the result that we anticipate releasing more than double as many films containing “IMAX DNA” elements in 2017 as compared to 2016;

•	experienced significant growth in the IMAX China Holding, Inc. (“IMAX China”) business, with a network expansion of over 40% versus the prior year;

•	significantly advanced new business opportunities, including our location-based virtual reality and original content initiatives:
–

on the virtual reality front, launched our flagship virtual reality center in Los Angeles, signed agreements to open an additional five pilot sites in 2017, and completed the initial phase of a virtual reality content fund with numerous strategic partners, including WPP, Acer Inc., Creative Artists Agency and China Media Capital;

–

on the original content front, formed a ground-breaking partnership with Marvel Television and ABC to launch the first two episodes of the television series Marvel’s Inhumans exclusively across the global IMAX network ahead of its television premiere on ABC, while retaining an equity interest across the venture, including in the theatrical and television platforms;

•	returned $117 million of excess capital to shareholders through the repurchase of 3.8 million shares; and

•	continued to focus on growth priorities through continued market expansion.

We installed 182 theaters (of which 16 were upgrades) across 34 countries in 2016 and our global footprint now consists of 1,215 screens spanning 75 countries. The following graph shows a 23% compound annual growth rate in the IMAX network of commercial multiplex theaters from 2008 to December 31, 2016. Network growth and system sales-backlog are two of the key metrics used by the Board of Directors in evaluating management and Company performance, as discussed in greater detail below under “Executive Compensation Components”.

IMAX Network Growth 2008-2016 (Excludes Institutional Network)

In addition, our IMAX China business continued to experience significant growth in 2016, with a network expansion of over 40% versus the prior year. As of December 31, 2016, the Greater China network consisted of 407 commercial theaters across 149 cities, with another 334 in backlog, reflecting a record 117 new installations and 238 signings within the calendar year. We also released a total of 37 films in China in 2016, including eight local Mandarin language films.

We believe that these many operational and strategic achievements lay the groundwork for the continued, long-term success of the Company under our CEO, Mr. Gelfond, and his leadership team.

Notwithstanding these many achievements, we experienced disappointing box office results in 2016, owing largely to lower overall industry performance, particularly in China. Nonetheless, we believe our significant strategic accomplishments in 2016 position us well to take advantage both of promising film slates in 2017 and beyond, as well as new growth opportunities outside of our core business.

Pay and Performance Alignment

In determining 2016 bonuses, the Compensation Committee balanced our many strategic successes against our lower-than-expected financial performance, driven largely by disappointing box office results. Accordingly, our NEOs earned bonuses for 2016 that were below the target opportunities established for them and lower than their prior-year bonuses. This result is consistent with the intent and design of our compensation philosophy and program principles, which link pay directly to performance and results.

The CEO’s bonus was paid at 86% of target, representing a 52.5% decrease over his prior-year bonus. In awarding the CEO’s bonus, the Compensation Committee considered Mr. Gelfond’s significant contributions to our many strategic and operational successes of 2016, including our record signings; our robust installation activity; and significant progress towards new business initiatives, including the launch of our location-based virtual reality strategy and new content initiatives. The Compensation Committee balanced these successes against weaker film performance and concluded that a bonus equal to 86% of target was consistent with the intent and design of our variable pay plans, which link pay to performance.

We also grant a mix of stock options and restricted share units (“RSUs”) to align executives’ interests with those of shareholders over the long term and to promote retention. Stock option and RSU grant levels are approved by the Compensation Committee. In determining grant levels – whether as part of the annual grant process or pursuant to an employment agreement - the Compensation Committee takes into account both Company and individual performance as well as other elements of each NEO’s total compensation. Specifically, consideration is given to each NEO’s salary range, responsibilities, market and peer group data and relative performance and compensation, including equity granted to other executives.

Key Compensation Actions in 2016: CEO Employment Agreement

We entered into a new employment contract with Mr. Gelfond in November 2016 in anticipation of the expiration of his previous contact. The Compensation Committee reviewed comparative compensation data from the Comparator Group (as defined below) to assess Mr. Gelfond’s pay and pay mix, as well as our general pay practices, in setting his total direct compensation under his new employment agreement. However, as discussed below, we believe that we do not have precise peer companies, as we are a unique company that combines elements of entertainment, technology, marketing and media. Our subsidiary, IMAX China, is also publicly listed on the Hong Kong Stock Exchange, an attribute that is not shared by our Comparator Group companies and which further increases the scope and complexity of our global operations.

The Compensation Committee also took into consideration Mr. Gelfond’s many achievements over his long tenure with the Company, which achievements were recently recognized when Institutional Investor magazine ranked Mr. Gelfond as the number one CEO among mid-capitalization companies in the media sector, as voted by investors. The Compensation Committee also acknowledged the expansion of Mr. Gelfond’s responsibilities in recent years, particularly since the initial public offering of IMAX China in 2015. As a result of the IMAX China IPO, Mr. Gelfond now effectively oversees two publicly traded companies, both as a director and the CEO of IMAX Corporation and as Chairman of the Board of IMAX China. This has resulted in an additional layer of responsibilities to two separate companies, which operate in separate markets and which require distinct and customized strategies.

Consistent with his prior contract, the guiding principles in determining Mr. Gelfond’s compensation under his new contract included:

•	providing market-competitive total compensation;

•	delivering the majority of total compensation in the form of variable compensation, tied to financial performance, strategic objectives, and stock performance; and

•	using long-term incentive compensation to enhance the CEO’s alignment with shareholders.

The key elements of Mr. Gelfond’s new, three-year employment agreement, and the Compensation Committee’s considerations for each, are summarized in the table below:

Components of Annual Compensation	Compensation Committee Considerations
$1.2 million base salary

Target competitive fixed pay for CEOs at comparable organizations.

Recognize the expanded scope of the role, which now oversees both IMAX Corporation and IMAX China, as well as the uniqueness of the position and difficulty of finding a replacement.

Target annual short-term incentive opportunity of 100% of base salary with cap of 200% of base salary.	Determine actual incentive amount based on Company performance on a variety of measures, including growth in income, revenue, margins, cash flow, pipeline and backlog and strategic objectives.
Stock option grants valued at $3.3 million per year, and RSUs valued on an annualized basis of $2.2 million per year.	Deliver the majority of the CEO’s total compensation through equity compensation to align the CEO’s interests with those of shareholders.

Mr. Gelfond’s compensation under his new agreement places significant emphasis on equity compensation and variable compensation. The key differences between Mr. Gelfond’s new employment agreement and his previous one are: (i) his base salary was increased by $100,000, from a fixed $1.1 million over his prior three-year term to a fixed $1.2 million under his new three-year contract; and (ii) the value of his annualized equity awards was increased from $5.2 million to $5.5 million, in recognition of Mr. Gelfond’s many achievements over his long tenure with the Company and, more importantly, so he can continue our significant growth. The new agreement retains the other key features of the prior agreement, including:

•	Bonus opportunity remains unchanged at 100-200% of base salary;

•	Stock options are granted annually, rather than up front;

•	RSUs are granted upfront but vest over the employment term, thereby providing a retentive incentive;

•	Limited and reasonable perquisites;

•	No tax gross-ups for any perquisites; and

•	“Double trigger” requirement for contractual severance and accelerated vesting of equity following a change-in-control.

The following graph shows trends in total CEO pay (summary compensation table values) and Company performance (indexed total shareholder return (“TSR”)) over the past eight years, since Mr. Gelfond assumed the role of sole CEO, and demonstrates the alignment of those trends. Indexed TSR represents the value of an initial investment of $100 in our Common Shares at the beginning of the eight-year period.

In accordance with SEC rules applicable to the Summary Compensation Table, total CEO pay in the graph above reflects the aggregate grant date fair values of stock options and RSUs in the year of grant, even though Mr. Gelfond’s stock options and RSUs generally vest over the course of several years and not upfront. In addition, total CEO pay for 2016 includes an increase in Mr. Gelfond’s pension benefits of $1,769,275, which was primarily due to a decrease in the relevant discount rate and applicable PBGC lump sum rate assumptions, and does not reflect value received by Mr. Gelfond in 2016. These retirement benefits have not been enhanced or increased since 2011, when Mr. Gelfond agreed that any compensation going forward would not be included in calculating his benefit payments under his Supplemental Executive Retirement Plan.

Advisory Vote on Executive Compensation Program

The overall feedback we have received from our shareholders regarding our executive compensation program has been positive. In 2011, our shareholders voted in favor of holding a Say-on-Pay vote once every two years. However, we are now recommending that shareholders approve a Say-on-Pay vote frequency of once a year to give shareholders an opportunity to provide feedback on the pay program on an annual basis, which we view as the best practice. At our 2015 annual shareholder meeting, the last time a Say-on-Pay vote was conducted, approximately 63% of votes cast were in support of our compensation program. In 2016, we reached out to, and engaged in discussions with, approximately 25 of our largest shareholders, representing approximately 57% of our outstanding shares. Based on feedback we have received over the last several years, including through our recent outreach efforts, we have continued to implement changes to further align our pay program with best practices in compensation philosophy:

Change to Pay Program	Effective
Modified annual bonus process to comply with Code Sec. 162(m), including Compensation Committee approval of metrics and targets at the beginning of the fiscal year.	2017
Recommended an annual Say-on-Pay vote, rather than a vote every two years.	2017
Adopted one-year minimum vesting for full value awards and other shareholder-friendly provisions when amending and restating the IMAX LTIP.	2016
Required “double trigger” for accelerated vesting of equity awards upon change-in-control.	2014
Eliminated tax gross-ups on executive perquisites.	2014

Best Pay and Governance Practices
The following table summarizes some of our best pay and governance practices and those we avoid because they are not in shareholders’ long-term interests:
What We Do	What We Don’t Do
Link executive pay to Company performance through our annual and long-term incentive plans.	No single-trigger change-in-control provisions for long-term incentive awards.
Balance short- and long-term incentives, cash and equity and fixed and variable pay.	No evergreen share reserves.
Compare executive compensation and Company performance to relevant peer group companies.	No hedging or pledging by executives or directors of equity holdings.
Require executives to meet designated stock ownership requirements.	No re-pricings of underwater stock options without shareholder approval.
Maintain a clawback policy to recoup unearned compensation under the IMAX LTIP.	No tax gross-ups on perquisites.
Provide only limited, reasonable perquisites.	No 280G excise tax gross-ups.
No guaranteed bonuses.

Use of Market Compensation Data

In making compensation decisions, the Compensation Committee considers and compares the form and level of compensation used by other companies of similar size and in similar industries for a general understanding of their compensation structures. In addition, the Compensation Committee periodically compares elements of total compensation for the NEOs against proxy data, industry-specific survey data and survey data from outside compensation consultants. However, given our diversified and unique businesses, history of innovative product offerings and broad success in the worldwide entertainment market and the highly global nature of our employee base and operations, the Compensation Committee believes we have no precise peer companies. Our complexity has only increased as a result of the initial public offering of IMAX China. As a result, while the Compensation Committee believes that survey data and comparator group data are useful tools in assessing executive pay, executive pay must ultimately be evaluated using sound business judgment based on specific knowledge of the Company and its leaders.

Comparator Group

With input from the Compensation Committee and Company management, Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, previously developed a comparator group of 12 public companies (the “Comparator Group”). In 2016, DreamWorks Animation SKG, Inc. and RealD Inc. were removed from the Comparator Group due to their acquisitions in April and May 2016, respectively. In addition, as a result of Rovi Corporation’s acquisition of TiVo Inc., only the new TiVo Inc. entity is included in the Comparator Group.

Data from the Comparator Group is used by Company management and the Compensation Committee to assess the magnitude of executives’ pay, pay mix, and general pay practices. We are a unique company that combines elements of entertainment, technology, marketing and media. Our IMAX China subsidiary is also publicly listed on the Hong Kong Stock Exchange, an attribute that is not shared by our Comparator Group companies and which further increases the scope and complexity of our global operations. As a result, we have no precise peers, which is why the Comparator Group includes a mix of different kinds of companies, each of which may relate to one or more key characteristics of our business model. The Comparator Group includes entertainment and technology companies within one-third to three times our revenue and/or market capitalization. The Comparator Group companies exhibit one or more of the following characteristics:

•	motion picture studio relationships;

•	international revenue of at least 20%;

•	average annual revenue growth of at least 10% over the last three years; and

•	brand recognition among consumers.

As a result of our scalable, relatively fixed-cost business model, management and the Compensation Committee place significantly less emphasis on the metric of revenues as a basis of comparison with other companies than on metrics more relevant to our business model.

Specifically, in view of our strong annual network growth and relatively consistent per screen averages year-over-year, our business model is based upon generating margin expansion and delivering operating leverage in our core theater business through network expansion. To that end, increases in our gross margins have generally outpaced revenue growth, as we license hundreds of new systems annually while maintaining relatively fixed DMR (Digital Re-Mastering) costs. This licensing model has successfully led our commercial theater network to experience a 23% compounded annual growth rate since 2008 (see the graph IMAX Network Growth 2008-2016 on page 23); our shareholders to experience a 604% return on investment since 2009 (see the chart IMAX CEO Pay and Total Shareholder Return 2009-2016 on page 25); our IMAX global box office to reach approximately $1 billion for the first time in 2015; and our market capitalization to increase by approximately 973% since January 1, 2009.

Box office relates directly to the bottom line performance of our global theaters and to the success of our network expansion strategy; however, revenue metrics under-emphasize the impact that box office and network growth have on our gross margins.

Peer Comparator Group
DTS, Inc.	Dolby Laboratories, Inc.
TiVo Inc.	Six Flags Entertainment Corporation
World Wrestling Entertainment, Inc.	Lions Gate Entertainment Corp.
Corus Entertainment Inc.	Cinemark Holdings, Inc.
Take-Two Interactive Software, Inc.

Comparator Group Financial Data (1)
	2016 Market Capitalization ($ in millions)	2016 Revenue ($ in millions)	2016 Gross Margin (%)
25th Percentile	1,867	729	41%
Median	2,442	1,026	50%
75th Percentile	4,457	1,414	77%
IMAX	2,098	377	54%
Percentile Rank	33rd	11th	56th

    (1)   Source: S&P Capital IQ

The Compensation Committee reviews data for similarly situated executives in the Comparator Group when targeting total direct compensation for the NEOs. However, actual total direct compensation depends on a variety of factors, including individual and Company performance, critical skills and capabilities, relative contribution, and retention.

Key Principles and Compensation Mix

The Compensation Committee believes that, as executives move to higher levels of responsibility with more direct influence over Company performance, their mix of pay should change as follows:

•	a higher percentage of their pay should be at risk and tied to increasing shareholder value, and the percentage of their total direct compensation derived from base salary should decrease;

•

a greater proportion of their overall compensation should derive from long-term incentive compensation rather than short-term compensation, to motivate executives to take actions conducive to our long-term growth and viability, and to ensure executives focus on our long-term success; and

•

equity compensation should increase to align executives’ and shareholders’ interests so that executives focus on achieving sustainable growth and long-term profit for the Company, and behave like owners.

We have no pre-established policy or target, other than the parameters described above, for the allocation between cash and non-cash or short- and long-term incentive compensation. We annually determine the appropriate level of incentive compensation based on the NEOs’ prior year performance, relative contribution and Company performance. Income from incentive compensation is realized as a result of Company or individual performance against pre-established goals, depending on the type of award. Factors we consider in determining the appropriate mix of an executive’s incentive compensation include the ability of the executive to further corporate business objectives, particularly key strategic and operational initiatives, his/her management and budgetary responsibility and level of seniority.

As shown below, 2016 target total direct compensation for the CEO and other NEOs placed significant emphasis on variable compensation (92% for the CEO and 72% for the other NEOs on average) and on equity compensation (83% for the CEO and 52% for the other NEOs on average). Note: Numbers may not foot due to rounding.

Executive Compensation Components

For 2016, the compensation elements for the NEOs were:

•	base salary;

•	annual cash bonus awards;

•	long-term incentive compensation (stock options and RSUs); and

•	personal benefits and perquisites.

Annual Base Salary

We provide NEOs with competitive fixed annual base salaries to compensate them for services during the year and to provide a base level of income and cash flow not subject to performance-related risk or discretion. Each NEO’s base salary is specified in his employment agreement, other than for Mr. Cripps, whose salary was subject to annual review by the Compensation Committee. In reviewing base salaries, the Compensation Committee primarily considers the following:

•	the executive’s position and responsibilities;

•	the executive’s capability, knowledge, skills and experience relative to the job requirements;

•	market data for executives with similar responsibilities;

•	the executive’s actual and relative performance and contribution; and

•	other cash and non-cash components of the executive’s total compensation.

Base salary levels are typically considered upon renewal of the NEO’s employment agreement or when an agreement is amended in connection with a promotion or change in job responsibility. Base salary levels may be changed during the year due to a promotion or other change in position or responsibility. As contemplated by their employment agreements, Mr. Foster’s base salary increased to $1,000,000 (effective July 2, 2016), and Mr. Lister’s base salary increased to $675,000 (effective January 1, 2016). As part of the annual review process, Mr. Cripps’ base salary was increased to £540,000 (approximately $732,078 based on the average exchange rate between the U.K. pound sterling and the U.S. dollar during 2016) (effective January 1, 2016). Mr. McClymont’s base salary is set at $675,000 for the term of his employment. Mr. Gelfond’s new base salary of $1.2 million did not go into effect until January 1, 2017, while Mr. Sparacio’s base salary did not increase in 2016.

Annual Cash Bonus Awards

We provide NEOs with competitive annual performance bonus opportunities as a percentage of their salary through our management bonus plan (the “Management Bonus Plan”).

The purpose of the Management Bonus Plan is to:

•	link annual incentive cash compensation to the achievement of annual priorities and key goals of our business, including overall Company performance; and

•	reward individual performance and contribution.

With respect to 2016, each of the NEOs, other than Messrs. Gelfond and Sparacio, received a cash bonus under our Management Bonus Plan. Mr. Gelfond received an annual cash bonus award pursuant to his employment agreement. Mr. Sparacio’s role as Chief Financial Officer concluded effective August 8, 2016, and he was therefore not eligible for a cash bonus under the Management Bonus Plan. However, pursuant to his employment agreement, Mr. Sparacio received a $75,000 bonus in recognition of achieving specific performance deliverables, including the effective transition to his successor.

Bonuses for each of our NEOs, other than Mr. Gelfond, are awarded based on Company performance and the performance and relative contribution of the participating executive for the year. Generally, 50% of an NEO’s bonus is based on Company performance, and 50% is based on individual performance. Our assessment of overall Company performance at year-end considers the achievement of corporate financial, strategic and operational goals including, but not limited to the following:

•	our income and revenue;

•	theater signings and installations, particularly under joint revenue sharing arrangements and in international markets;

•	film performance;

•	progress on new business initiatives;

•	reductions in selling, general and administrative expenses; and

•	technology development.

The assessment of an NEO’s individual performance takes into account the level of achievement of individual goals that are annually agreed upon between the executive and the CEO, other than with respect to Mr. Gelfond, whose performance is assessed by the Compensation Committee alone. Examples of individual goals include business targets, operating, strategic, budgetary and/or managerial goals.

Management uses the corporate and personal goals described above to make recommendations to the Compensation Committee for executive bonus amounts. These goals are not fixed quantitative formulas, but rather are guidelines to determine bonuses at year-end. The Compensation Committee and Company management are not limited to considering these pre-determined goals in assessing performance, and failure or success with respect to any individual goal is not dispositive of the final assessment of either Company or personal performance.

Each executive employment agreement sets forth target bonuses, although management retains discretion to recommend to the Compensation Committee that no bonus be paid, or that bonuses be paid out below or above target, as circumstances warrant. Similarly, the Compensation Committee retains discretion to determine the final bonus amount notwithstanding the targets set forth in the employment agreements. We believe that, at this time, a flexible annual bonus process is more appropriate and yields better results than setting fixed quantitative targets in advance. This flexible process allows management and the Compensation Committee to consider: (i) goals set by the Board of Directors and communicated to senior management at any point during the year; (ii) the effects of unanticipated events and circumstances on our business or on a particular executive’s performance; (iii) the performance and contribution of the executive relative to other executives; and (iv) strategic contributions and achievements that will contribute to the long-term financial success of the Company, but may not have a short-term impact in a particular year. However, beginning in 2017, we have modified our annual bonus program to comply with Code Sec. 162(m), including Compensation Committee approval of metrics and targets at the beginning of the fiscal year (although the Compensation Committee retains discretion to pay compensation or issue awards that are not deductible under Code Sec. 162(m)).

In setting 2016 bonuses, management and the Compensation Committee took into account, among other things, our record theater signings; the impressive number of theater installations, bringing our global network to 1,215 screens across 75 countries; and the significant progress achieved in advancing new business initiatives, balanced against disappointing box office results. Although informed by these objective, non-formulaic factors, bonus decisions were ultimately made at the discretion of the Compensation Committee in the exercise of its judgment. For 2016, the NEOs received bonuses that were below target and lower than the prior-year period, and that represented the following percentages of their base salaries:

Named Executive Officers	2016 Target Bonus Opportunity as a Percentage of Base Salary	2016 Bonus Earned as a Percentage of Base Salary

Richard L. Gelfond	100%	86%

Patrick McClymont	70%	67%(1)

Joseph Sparacio	35%	N/A(2)

Greg Foster	100%(3)	69%

Robert D. Lister	60%	48%

Andrew Cripps	70%	20%

(1)	Mr. McClymont joined the Company effective August 8, 2016. Mr. McClymont’s bonus was therefore based on his pro-rated base salary.

(2)

Mr. Sparacio’s position as Chief Financial Officer concluded on August 8, 2016, and therefore he was not eligible for a bonus under the Management Bonus Plan. However, pursuant to his employment agreement, Mr. Sparacio was awarded a $75,000 bonus in recognition of achieving specific performance deliverables, including the effective transition to his successor.

(3)

Under Mr. Foster’s prior employment agreement, which expired July 1, 2016, his target bonus opportunity was set at 70% of his base salary. Under his new employment agreement, effective July 2, 2016, Mr. Foster’s target bonus opportunity is set at 100%. In determining Mr. Foster’s 2016 bonus, the Compensation Committee averaged the target opportunities under each contract.

In assessing individual performance for 2016, the Compensation Committee recognized the following:

•

Mr. McClymont’s efforts in connection with the streamlining of costs and further strengthening of controls over selling, general and administrative expenses; as well as his efforts in promoting and maintaining stability of our financial controls;

•

Mr. Foster’s role in managing a robust current and future film slate; his efforts in enhancing our relationships with studio and filmmaking partners, including by signing multi-picture deals with Warner Bros. Pictures, Twentieth Century Fox, and Paramount Pictures; his success in continuing to build and strengthen our international relationships with studios and filmmakers; his involvement in our previously announced IMAX China Film Fund; and his contributions to our new original content strategy, including the ground-breaking partnership with Marvel and ABC for Marvel’s Inhumans;

•

Mr. Lister’s role in significantly restructuring and advancing our business development initiatives to focus on building a comprehensive virtual reality platform, in particular by forging relationships with key partners including HTC, Acer Inc. and Google, with whom Mr. Lister executed a partnership to develop a virtual reality camera; his efforts in successfully launching our flagship virtual reality center in Los Angeles and signing agreements to open an additional five pilot sites in 2017; his negotiation of a virtual reality content fund; and his leadership of our expanding global legal function, which continues to increase in breadth and complexity; and

•

Mr. Cripps’ role in the continued global expansion of the IMAX theater network through the cultivation of local relationships with studios and exhibition partners which resulted in robust theater signings in the Europe, Middle East and Africa region, high profile locations opened in key markets and the entry into several new markets.

As a result of this assessment, considering the significant accomplishments enumerated above, particularly on the strategic side, balanced against weaker-than-expected box office results, the NEOs received bonuses that were below their target bonus opportunities and lower than the prior-year period, consistent with our pay-for-performance philosophy.

The Compensation Committee is responsible for determining Mr. Gelfond’s annual bonus based on its assessment of Company performance and his personal contribution to our overall success. In awarding Mr. Gelfond’s 2016 bonus, the Compensation Committee recognized his significant contributions to our many strategic and operational successes of 2016, including our record signings; our robust installation activity; and significant progress towards new business initiatives, including the launch of our location-based virtual reality strategy and new content initiatives. The Compensation Committee concluded that a bonus equal to 86% of target, representing a 52.5% decrease over his prior-year bonus, was consistent with the intent and design of our variable pay plans, which link pay to performance.

Long-Term Incentive Compensation

Long-term incentive awards are important in recognizing the scope of responsibilities, rewarding demonstrated performance, creating alignment between senior management and shareholders and preserving the continuity of executive leadership through retention. The level of benefit received by our executive officers depends, to a large degree, on the execution of our strategy and delivering significant and sustained growth.

Long-term incentive compensation has been provided through stock option and RSU grants with time-based vesting conditions. The Compensation Committee continues to believe that equity awards with time-based vesting conditions are appropriate vehicles for providing forward-looking incentives and for promoting retention of executives. Stock options and RSUs also align the executives’ interests with those of our shareholders over the long term.

Either the Compensation Committee or the full Board of Directors approves all stock option and RSU grants to NEOs. In determining the number of stock options or RSUs to grant to the NEOs, the Compensation Committee or the Board of Directors, as applicable, considers each NEO’s actual performance and relative contribution, salary range, responsibility and the number of stock options or RSUs granted to our other executives. These analyses are undertaken both for purposes of determining annual equity awards to NEOs or equity awards granted pursuant to employment agreements, depending on the NEO. In addition, the Compensation Committee or the Board of Directors considers and compares compensation disclosed by the Comparator Group to obtain a general understanding of the compensation structures maintained by similarly situated companies. Moreover, the Compensation Committee periodically compares various elements of stock-based compensation against general survey data provided by Willis Towers Watson (“Towers Watson”), Mercer or other outside consultants. Equity awards are generally granted to executive officers as part of an annual grant to employees, in connection with an executive’s employment agreement renewal or upon an executive’s hire or promotion. However, we reserve the right to make grants at other times as determined by the Compensation Committee or the Board of Directors.

We account for stock-based payments to officers, employees and eligible directors in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation”. Unless overridden by the terms of an employment agreement, stock option and RSU grants are generally made in March of each year.

Stock Options

In 2016, we granted stock options to purchase Common Shares to align executives’ interests with those of our shareholders over the long term. Either the Compensation Committee or the full Board of Directors approves all stock option grants to NEOs.

Stock options have an exercise price equal to the fair market value of our Common Shares on the date of grant. The fair market value of a Common Share on a given date means the closing price of a Common Share on the grant date (or the most recent trading date if the grant date is not a trading date) on the NYSE. Stock options are generally exercisable for seven years from the date of grant, subject to earlier cancellation or forfeiture if the executive’s employment terminates. The Board of Directors or the Compensation Committee determines vesting requirements applicable to each grant of stock options. The 2016 stock option awards vest according to the following schedule, unless otherwise provided by the terms of an NEO’s employment agreement:

•	on the first anniversary of the grant date: 20%;

•	on the second anniversary of the grant date: 25%;

•	on the third anniversary of the grant date: 25%; and

•	on the fourth anniversary of the grant date: 30%

Messrs. Gelfond, McClymont, Foster and Lister are eligible to receive periodic stock option grants on terms set forth in their employment agreements, as described below. During the term of his employment, Mr. Cripps was eligible to receive stock options under the IMAX LTIP as part of our annual grant process. Mr. Sparacio did not receive stock option grants in 2016 in view of his planned end date with the Company. In 2016, the NEOs received the following grants of stock options:

Named Executive Officers	2016 Option Awards	Grant Date Fair Value ($)

Richard L. Gelfond	486,284	3,899,998

Patrick McClymont	15,723	124,998

Greg Foster	136,187	1,050,002

Robert D. Lister	54,805	462,006

Andrew Cripps	21,879	187,503

For a description of the vesting and exercise terms of stock options granted to the NEOs following a termination or change-in-control, please see “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 43.

Restricted Share Units

In 2016, we granted RSUs to officers, employees, and eligible directors on the terms and conditions set forth in the IMAX LTIP and in individual award agreements. Each RSU represents a contingent right to receive one Common Share. Either the Compensation Committee or the full Board of Directors determines vesting requirements applicable to each grant of RSUs and approves all RSU grants to NEOs. If an NEO’s employment or term of office terminates for any reason, RSUs that have not vested are generally cancelled on the termination date, subject to certain exceptions as further described in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 43. The 2016 RSU awards vest according to the following schedule, unless otherwise provided by the terms of an NEO’s employment agreement:

•	on the first anniversary of the grant date: 20%;

•	on the second anniversary of the grant date: 25%

•	on the third anniversary of the grant date: 25%; and

•	on December 1st prior to the fourth anniversary of the grant date: 30%

The number of RSUs included in an award is determined by dividing the target value of the award by the fair market value of our Common Shares on the date of grant. The fair market value of a Common Share on a given date is determined as described above in connection with stock options.

Messrs. Gelfond, McClymont, Foster and Lister are eligible to receive periodic RSU grants in accordance with the terms of their employment agreements, as described below. During the term of his employment, Mr. Cripps was eligible to receive RSU grants under the IMAX LTIP as part of our annual grant process. Mr. Sparacio did not receive RSU grants in 2016 in view of his planned end date with the Company.

In 2016, the NEOs received the following grant of RSUs:

Named Executive Officers	2016 RSU Awards	Grant Date Fair Value ($)

Richard L. Gelfond	195,846	6,600,010

Patrick McClymont	11,715	374,997

Greg Foster	51,268	1,574,993

Robert D. Lister	29,451	938,014

Andrew Cripps	17,661	562,503

Retirement and Pension Plans

We maintain defined contribution retirement plans for all of our employees. Each of the NEOs participates in one of these plans under the same terms as other employees. We make contributions to these plans on behalf of employees in an amount up to 5% of their base salary, subject to certain prescribed maximums. During the fiscal year ended December 31, 2016, we contributed an aggregate of $26,000 to our U.S. defined contribution employee retirement plan under Section 401(k) of the U.S. Internal Revenue Code on behalf of Messrs. Gelfond, Foster, Lister and Sparacio. During the fiscal year ended December 31, 2016, we contributed a total of £25,000 (approximately $33,389 based on the average exchange rate between the U.K. pound sterling and the U.S. dollar during 2016) in respect of Mr. Cripps, all of which was paid directly to Mr. Cripps to avoid adverse tax consequences. We made no such contributions on behalf of Mr. McClymont in 2016.

We maintain an unfunded defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), covering Mr. Gelfond. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of Mr. Gelfond’s best average 60 consecutive months of earnings (base salary and cash bonus) over his employment history. We implemented the SERP in July 2000 pursuant to Mr. Gelfond’s employment agreement. The benefits under the SERP for Mr. Gelfond are 100% vested. We and Mr. Gelfond have agreed that any compensation earned since January 1, 2011 will not be included in calculating his benefit payments under the SERP.

Under the terms of the SERP, if Mr. Gelfond’s employment terminates, other than in a termination for cause, he is entitled to receive SERP benefits in the form of a lump sum payment. SERP benefit payments to Mr. Gelfond are subject to a deferral for six months after the termination of his employment, at which time Mr. Gelfond will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short-term obligations. The term of Mr. Gelfond’s employment has been extended through December 31, 2019. In 2006, to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company while Mr. Gelfond is employed by the Company.

The 2016 Summary Compensation Table on page 37 presents, consistent with SEC rules, the 2016 change in the SERP value for Mr. Gelfond. The SERP value is based on certain assumptions required by the SEC. For instance, we are required to assume a retirement date of December 31, 2016 for Mr. Gelfond, even though Mr. Gelfond has signed a new, three-year employment contract through December 31, 2019. The actual benefit under the SERP will be recalculated when Mr. Gelfond’s employment terminates.

We maintain an unfunded retiree health benefit plan covering Mr. Gelfond and his eligible dependents. The plan provides that we will maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare. Thereafter, we will provide Medicare supplemental coverage as selected by Mr. Gelfond. If the foregoing coverage is not permitted, Mr. Gelfond will be entitled to an annual cash payment equal to the value of such coverage. Mr. Gelfond is fully vested in this plan.

We also have agreed to establish a nonqualified defined contribution retirement plan for Mr. Foster, and to contribute during each year of Mr. Foster’s employment term an aggregate amount equal to Mr. Foster’s base salary for such year, for a total contribution of $3,150,000. Mr. Foster’s interest in such retirement plan will vest in 25% increments on July 2 of each of 2019, 2022, 2025 and 2027 but will vest in full if Mr. Foster’s employment terminates under specified circumstances, including if the Company terminates his employment without cause or he resigns for good reason.

Other Personal Benefits and Perquisites

We periodically review the levels of personal benefits and perquisites provided to the NEOs to ensure competitiveness and value to the employees. At present, we do not provide significant perquisites to our NEOs.

Effective January 1, 2014, certain senior executives, including each of the NEOs other than Mr. Cripps (who retained a plan from his prior employer), began participating in our executive supplemental health plan. The plan, which covers certain of our senior executives located in the United States, provides expanded coverage and reimbursement of services not covered by our medical, dental and vision plans. In addition, we maintain an executive wellness allowance program, pursuant to which certain senior executives can submit for reimbursement up to $2,500 in qualifying wellness costs each year. The supplemental health plan and executive wellness allowance were implemented to ensure that our medical benefits remain competitive in the market, and to ensure that our most senior executives are focused on health and well-being. We also provide reimbursement to Mr. Foster for a reasonable amount of concierge medical expenses.

The NEOs are provided either with use of Company automobiles or with car allowances.

Each NEO is also entitled to receive a cash death benefit through our life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to two times his base salary (four times in the case of Mr. Cripps), subject to prescribed maximums. In addition to our broader policy covering all NEOs, we have agreed to reimburse Messrs. Gelfond and Foster for the costs of premiums associated with additional life insurance policies.

Certain executives are also eligible to submit for reimbursement qualifying expenses related to tax, financial and estate planning services, as well as business club memberships.

Attributed costs of the personal benefits and perquisites described above for the NEOs for the fiscal year ended December 31, 2016, are reported below in the “All Other Compensation” column of the “2016 Summary Compensation Table” on page 37.

No Tax Gross-Up Payments

We have no tax gross-up obligations with respect to any NEO.

Employment and Change-in-Control Agreements

Currently, we have written employment agreements or written offer letters with all of our NEOs, which are described in detail below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 43. We believe that these agreements are critical to attract and retain talent, and motivate our NEOs, while still allowing the Compensation Committee and the CEO sufficient discretion to determine overall compensation in a given year. These employment agreements specify details of the approach to salary, bonus, equity awards, and restrictive covenants surrounding executive officer employment, including non-competition and non-solicitation provisions. Generally, the agreements are established at the time of hire and are amended from time to time to extend or modify the terms of employment, including to reflect compensation decisions resulting from a promotion or other change in job responsibility, or to provide for additional equity awards and other items.

Each of the NEO’s employment arrangements require that we make certain payments to the relevant NEO in the event of a termination of employment for various reasons, including upon a change-in-control of the Company. The provisions are designed to promote stability and continuity of senior management in the event of a transaction involving a change-in-control. Our severance and change-in-control benefits were determined on the basis of market practices to provide this stability as well as competitive overall compensation packages to the NEOs.

During 2016, we entered into new employment agreements with Messrs. Gelfond and Foster upon the expiration of their prior contracts, and we entered into a new employment agreement with Mr. McClymont upon his joining the Company. We also amended the employment agreement with Mr. Sparacio. For a description of these agreements, please see “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 43. There were no amendments to the employment agreements with Messrs. Lister and Cripps in 2016.

Tax and Accounting Considerations

To the extent that any compensation paid to the NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, we intend to cause the compensation to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

We also take accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation - Stock Compensation” into account in structuring compensation programs and determining the form and amount of compensation awarded.

With respect to IRC Section 162(m), the compensation paid to the Company’s NEOs may not be fully deductible. Beginning in 2017, we have modified our annual bonus program to comply with Code Sec. 162(m), including Compensation Committee approval of metrics and targets at the beginning of the fiscal year. However, there is no guarantee that all compensation will be fully deductible under Code Sec.

162(m), and the Compensation Committee reserves the right, in its discretion, to pay compensation or issue awards that are not deductible under Code Sec. 162(m).

Compensation Philosophy and Objectives

The following principles have guided us in developing our compensation programs and in determining total compensation levels for our NEOs:

•

we must be prepared to compete with larger organizations with greater resources for executive talent, particularly in the highly competitive media and technology industries and in the regions and locations in which we operate;

•	compensation practices should take into account the unique, dynamic and complex nature of our business, our rapid rate of growth, global nature and diverse lines of business; and

•

compensation programs should encourage the NEOs to increase long-term shareholder value in a manner that appropriately balances short-term growth objectives and does not create undue risk for the Company and our shareholders.

Our compensation philosophy is to attract and retain key talent, to motivate performance and achievement, to promote a pay-for-performance culture and to reward superior performance. The objectives of our compensation program are to:

•

provide competitive total compensation packages that include short-term cash and long-term equity-based incentive components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the NEOs for their relative individual contributions to our success;

•	link executive compensation to our long-term strategic objectives; and

•	align NEOs’ interests with shareholders’ interests through an equity award framework that creates a sense of ownership, mutual goals and shared risk among executives.

We have structured our overall executive compensation program, which includes annual short-term cash and long-term equity cash compensation plans, to motivate executives to achieve the business goals that we set, and reward the executives for achieving these goals.

Share Ownership Guidelines

We have adopted share ownership guidelines to require the NEOs, other executives and members of the Board of Directors to accumulate a significant ownership stake so they are incentivized to maximize long-term shareholder returns. Under the guidelines, the CEO must achieve and maintain share ownership of three (3) times his annual base salary. In addition, certain members of our senior management, our executive officers and the Senior Vice President of Investor Relations must achieve and maintain share ownership of either one (1) or 0.33 times their annual base salaries, depending on their role. All of the NEOs, other than Mr. Gelfond (whose ownership guideline is three (3) times annual base salary), are subject to share ownership requirements of one times their annual base salary. Executives subject to the policy are required to satisfy in full their minimum shareholding requirement within four years of inception of the guidelines in 2013 (or the date that such individual became subject to the policy, if later), subject to annual milestones equal to 25% of the minimum shareholding requirement. By way of example, after one year, a participant would be required to satisfy 25% of their minimum shareholding requirement, and after two years, a participant would be required to satisfy 50% of their minimum shareholding requirement. As of April 20, 2017, each of the NEOs had met the share ownership guidelines at the time and within the required time frame.

Prohibition on Short Sales, Hedging and Pledging of Company Securities

Our Insider Trading Policy prohibits officers, directors and employees from engaging in short sales of Company securities and from buying or selling puts or calls on, or any other financial instruments that are designed to hedge or offset decreases and increases in the value of, Company securities (including, but not limited to, derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds), that might otherwise be inconsistent with the alignment of executive officers’ interests with shareholders’ interests. The Insider Trading Policy also prohibits the pledging of Company securities as collateral for a loan, including through the use of margin accounts with a broker.

Clawback Policy

Pursuant to the terms of the IMAX LTIP, any awards granted thereunder, as well as any payments made or gains realized upon exercise or settlement of an award, are subject to clawback or recoupment if mandated by applicable law, rules or regulations.

Executive Compensation Process

Scope and Authority of the Compensation Committee

The Compensation Committee is currently composed of Messrs. Lynne (Chairman), Demirian, and Throop, all of whom meet the independence requirements of Section 303A of the NYSE Listed Company Manual and Section 1.2 of Canadian National Instrument 58-101. These rules require that an independent director be a person other than an officer or employee of the Company or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. These rules set forth specific categories of relationships that disqualify a director from being independent.

The Compensation Committee operates under a written charter, which was adopted by the Board of Directors and sets forth the following Compensation Committee responsibilities:

•	preparing and approving the compensation package of the CEO;

•	reviewing and approving corporate goals relevant to the compensation of the CEO and evaluating the performance of the CEO against these goals;

•	reviewing all new employment, consulting, retirement and severance arrangements for the CEO;

•	reviewing and approving, on an annual basis, the components and the amount of compensation paid to potential NEOs;

•	evaluating and making recommendations to the Board of Directors regarding our equity-based and incentive compensation plans, policies and programs; and

•	reviewing this Compensation Discussion and Analysis and recommending to the Board of Directors its inclusion in this Circular.

Role of the Compensation Committee and the CEO in Determining Compensation

The Compensation Committee prepares and approves the CEO’s compensation package, including making decisions with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation. The Board of Directors has determined that to best align executive compensation with shareholders’ interests and our business strategy, the CEO should make recommendations to the Compensation Committee with respect to the equity and non-equity compensation of other NEOs given his familiarity with our day-to-day operations and insight into executive performance and what rewards and incentives are effective.

Each year, the CEO reviews the performance of each NEO (other than himself), in consultation with other supervising executives, and makes recommendations on base salary, performance-based incentive compensation and long-term equity incentive compensation, except that where long-term equity incentive compensation is set in an NEO’s employment agreement, the CEO makes such recommendations at the time the employment agreement is being negotiated. In evaluating the CEO or another NEO, the Compensation Committee or the CEO, as applicable, considers the following:

•

the individual’s skill set, experience, historical performance and expected future contribution, and the impact, including direct and indirect financial and non-financial costs to the Company if the individual were to depart from employment with the Company;

•	actual and relative performance and contribution;

•	the level of total compensation for our other senior executives; and

•	pay information from other companies and published surveys and other public compensation disclosures as a general market reference.

In the case of compensation packages for the NEOs other than the CEO, the Compensation Committee reviews and determines whether to approve the components and amount of compensation recommended by the CEO, and the compensation packages are then implemented by the Company. The Board of Directors or the Compensation Committee must approve decisions to grant equity awards to NEOs.

Role of Compensation Consultant

Under its Charter, the Compensation Committee may retain compensation consultants to assist in evaluating executive officer compensation and awards to be granted under our long-term incentive plans. The Compensation Committee has sole authority to retain and terminate compensation consultants and to review and approve the consultants’ fees and other retention terms. The Compensation Committee also has authority to obtain advice and assistance from internal or external advisors as it deems appropriate to assist the Compensation Committee in fulfilling its responsibilities. The Compensation Committee has authority to request that any of our officers or employees or our outside counsel attend a meeting of the Compensation Committee or to meet with any members of, or consultants to, the Compensation Committee.

The Compensation Committee retained Towers Watson in 2016 to advise the Compensation Committee on executive compensation practices in connection with the new employment agreements for Messrs. Gelfond’s and Foster, including evaluating market practices and data.

The Compensation Committee also retained Mercer in 2016 to provide independent advice on the amendment and restatement of the IMAX LTIP and on our executive compensation practices. In providing these services, Towers Watson and Mercer reported directly to the Compensation Committee.

In addition to services to the Compensation Committee, in 2016, Mercer provided us with actuarial services for the SERP and the post-retirement benefit plan for Mr. Gelfond. Mercer’s aggregate fees for such actuarial services did not exceed $120,000.

In considering Towers Watson’s and Mercer’s independence, the Compensation Committee reviewed several factors relating to Towers Watson, Mercer and the respective individuals providing services to us and the Compensation Committee. Based on a review of these factors, including those required by the SEC and NYSE, the Compensation Committee determined that (i) each of Towers Watson and Mercer is independent and (ii)  Towers Watson’s and Mercer’s engagements present no conflicts of interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2016 with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

April 20, 2017	Respectfully submitted,
Michael Lynne (Chairman)
Eric A. Demirian
Darren Throop

2016 SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by the NEOs during the registrant’s last three completed fiscal years.

Name and Principal Position of Named Executive Officer	Year ended December 31	Salary ($)		Bonus ($)		Stock Awards (1) ($)		Option Awards (1) ($)		Change in Pension Value ($)		All Other Compensation ($)		Total ($)
Richard L. Gelfond	2016	1,100,000		950,000	(2)	6,600,010	(3)	3,899,998	(4)	1,769,275	(5)	94,476	(6)	14,413,759
Chief Executive Officer	2015	1,100,000		2,000,000		7,400,011		3,899,993		--		94,183		14,494,187
and Director	2014	1,097,308		1,000,000		3,670,586		3,899,992		803,632		111,598		10,583,115
Patrick McClymont †	2016	259,615		175,000	(7)	374,997	(8)	124,998	(9)	--		13,601	(10)	948,210
Chief Financial Officer and	2015	--		--		--		--		--		--		--
Executive Vice President	2014	--		--		--		--		--		--		--
Joseph Sparacio ††	2016	465,625		75,000	(11)	--		--		--		34,360	(12)	574,985
Former Executive Vice President	2015	490,481		250,000		587,510		162,491		--		35,098		1,525,580
and Chief Financial Officer	2014	465,673		150,000		472,411		160,085		--		29,091		1,277,260
Greg Foster	2016	948,077		650,000	(7)	1,574,993	(13)	1,050,002	(14)	--		685,267	(15)	4,908,339
Chief Executive Officer, IMAX	2015	900,000		850,000		1,640,009		899,999		--		164,073		4,454,081
Entertainment and Senior	2014	900,000		625,000		719,982		1,080,000		--		164,169		3,489,151
Executive Vice President,
IMAX Corporation and Director
Robert D. Lister	2016	674,615		325,000	(7)	938,014	(16)	462,006	(17)	--		42,135	(18)	2,441,770
Chief Legal Officer and Chief	2015	649,808		465,000		1,580,014		559,994		--		44,679		3,299,495
Business Development Officer	2014	624,808		330,000		699,992		699,997		--		45,218		2,400,015
Andrew Cripps †††	2016	732,078	(19)	150,000	(7)	562,503	(20)	187,503	(21)	--		62,317	(22)	1,694,401
Former President of International	2015	762,798		572,099		74,968		--		--		69,842		1,479,707
and Executive Vice President,	2014	819,493		568,491		64,988		--		--		70,045		1,523,017
IMAX Corporation

†

Mr. McClymont joined the Company as Chief Financial Officer and Executive Vice President effective August 8, 2016, succeeding Mr. Sparacio. Amounts shown for Mr. McClymont are pro-rated based on his mid-year start date.

††

Mr. Sparacio’s role as Executive Vice President and Chief Financial Officer concluded effective August 8, 2016, following which Mr. Sparacio served as an Executive Consultant to the Company until the expiration of his employment term on November 13, 2016.

†††	Mr. Cripps resigned from the Company effective December 31, 2016.

(1)

As required by SEC rules, the “Option Awards” and “Stock Awards” columns in this Summary Compensation Table reflect the aggregate grant date fair values of stock options and RSUs respectively, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 14(c) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for the assumptions used to calculate the fair value of the stock options and RSUs. Whether, and to what extent, an NEO realizes value with respect to stock option or RSU awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.

(2)	This amount was determined by the Compensation Committee as described in “Compensation Discussion and Analysis – Annual Cash Bonus Awards”.

(3)

This amount reflects the grant date fair value of the 195,846 RSUs granted on November 16, 2016, which vest over three years. The RSUs vest and will be converted to Common Shares in seven installments: 65,280 on January 1, 2018 and 21,761 on each of the following six dates: May 1, 2018; September 1, 2018; December 31, 2018; May 1, 2019; September 1, 2019; and December 31, 2019. This award was pursuant to Mr. Gelfond’s 2016 employment agreement.

(4)

This amount reflects the grant date fair value of the 486,284 stock options granted on June 7, 2016. The stock options vested and became exercisable in three installments: 162,095 on June 7, 2016; 162,095 on September 1, 2016; and 162,094 on December 31, 2016. This award was pursuant to Mr. Gelfond’s 3-year 2014 employment agreement and first amending agreement dated December 9, 2015.

(5)

The value of Mr. Gelfond’s pension benefits under the SERP increased by $1,769,275 compared to December 31, 2015 values, primarily due to a decrease in the relevant discount rate and applicable PBGC lump sum rate assumptions resulting from a decrease in market interest rates versus the prior year. See note 20(a) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for more information related to this calculation. These retirement benefits have not been enhanced or increased since 2011, when Mr. Gelfond agreed that any compensation going forward would not be included in calculating his benefit payments under Mr. Gelfond’s Supplemental Executive Retirement Plan.

(6)

This amount reflects: (i) $45,090 for the payment of life insurance premiums on the life of Mr. Gelfond as described above in “Other Personal Benefits and Perquisites”; (ii) $6,500 for contributions to our defined contribution retirement plans; (iii) $12,264 for the supplemental health reimbursement premiums; (iv) $28,122 for allowance for personal automobile use; and (v) $2,500 reimbursement under the Executive Wellness Plan.

(7)	This amount was paid under the Management Bonus Plan, as described in “Compensation Discussion and Analysis - Annual Cash Bonus Awards”.

(8)

This amount reflects the grant date fair value of the 11,715 RSUs granted on August 8, 2016. The RSUs vest and will be converted to Common Shares in three installments: 3,905 on each of August 8, 2017; August 8, 2018; and August 8, 2019. This award was pursuant to Mr. McClymont’s 2016 employment agreement.

(9)

This amount reflects the grant date fair value of the 15,723 stock options granted on August 8, 2016. The stock options vest and become exercisable in three installments: 5,241 on each of August 8, 2017; August 8, 2018; and August 8, 2019. This award was pursuant to Mr. McClymont’s 2016 employment agreement.

(10)

This amount reflects: (i) $5,325 for the supplemental health reimbursement premiums; (ii) $5,776 for allowance for personal automobile use; and (iii) $2,500 reimbursement for the Executive Wellness Plan.

(11)	This amount represents a transition bonus paid to Mr. Sparacio as per his employment agreement that was most recently amended as of June 6, 2016.

(12)

This amount reflects: (i) $6,500 for contributions to our defined contribution retirement plans; (ii) $12,264 for the supplemental health reimbursement premiums; (iii) $11,668 for allowance for personal automobile use; and (iv) $3,928 for COBRA coverage.

(13)

This amount reflects the grant date fair value of the 51,286 RSUs granted on September 1, 2016. The RSUs vest and will be converted to Common Shares in three installments: 17,095 on September 1, 2017; 17,096 on September 1, 2018; and 17,095 on September 1, 2019. This award was pursuant to Mr. Foster’s 2016 employment agreement.

(14)

This amount reflects the grant date fair value of the 136,187 stock options granted on September 1, 2016. The stock options vest and become exercisable in three installments: 45,396 on each of September 1, 2017 and September 1, 2018; and 45,395 on September 1, 2019. This award was pursuant to Mr. Foster’s 2016 employment agreement.

(15)

This amount reflects: (i) $134,073 for the payment of life insurance premiums on the life of Mr. Foster as described above in “Other Personal Benefits and Perquisites”; (ii) $6,500 for contributions to our defined contribution retirement plans; (iii) $12,264 for the supplemental health reimbursement premiums; and (iv) $17,430 for allowance for personal automobile use. Pursuant to Mr. Foster’s 2016 employment agreement, this amount also reflects $500,000 in respect of Mr. Foster’s retirement plan, as described under “Retirement and Pension Plans”, and $15,000 for fringe benefits.

(16)

This amount reflects the grant date fair value of the 29,451 RSUs granted on March 7, 2016. The RSUs vest and will be converted to Common Shares in four installments: 7,363 on each of March 7, 2017; March 7, 2018; March 7, 2019 and 7,362 on March 7, 2020. This award was pursuant to Mr. Lister’s 2014 employment agreement.

(17)

This amount reflects the grant date fair value of the 54,805 stock options granted on March 7, 2016. The stock options vest and become exercisable in four installments: 13,702 on March 7, 2017; 13,701 on each of March 7, 2018, March 7, 2019; and March 7, 2020. This award was pursuant to Mr. Lister’s 2014 employment agreement.

(18)

This amount reflects: (i) $6,500 for contributions to our defined contribution retirement plans; (ii) $12,264 for the supplemental health reimbursement premiums; and (iii) $23,371 for allowance for personal automobile use.

(19)

Mr. Cripps’ salary was 540,000 U.K. pounds sterling (approximately $732,078 based on the average exchange rate between the U.K. pound sterling and the U.S. dollar during 2016). For each year, the amount shown was converted from U.K. pounds sterling to U.S. dollars using the average exchange rate between those two currencies for the applicable year.

(20)

This amount reflects the grant date fair value of the 17,661 RSUs granted on March 7, 2016. In connection with Mr. Cripps’ resignation from the Company effective December 31, 2016, the vesting of 3,533 RSUs was accelerated to December 31, 2016, and the remaining 14,128 RSUs were forfeited.

(21)

This amount reflects the grant date fair value of the 21,879 stock options granted on March 7, 2016. In connection with Mr. Cripps’ resignation from the Company effective December 31, 2016, the entire grant was forfeited.

(22)	This amount reflects: (i) $33,893 for supplemental pension payments; (ii) $13,488 for the health reimbursement premiums; and (iii) $14,936 for allowance for personal automobile use.

The material terms of the NEOs’ employment agreements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information relating to grants of stock options and RSUs made to NEOs during the fiscal year ended December 31, 2016 under any plan, including awards that subsequently have been transferred:

Name and Principal Position of Named Executive Officer	Grant Date	Approval Date (1)	All Other Stock Awards: Number of Shares or Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Awards (4) ($/Sh)	Grant Date Fair Value of Option/RSU Awards (5) ($)
Richard L. Gelfond	June 7, 2016	December 9, 2015	--	486,284 (6)	31.40	3,899,998
Chief Executive Officer and Director	November 16, 2016	November 8, 2016	195,846 (7)	--	--	6,600,010
Patrick McClymont †	August 8, 2016	June 6, 2016	--	15,723 (8)	32.01	124,998
Chief Financial Officer and Executive	August 8, 2016	June 6, 2016	11,715 (9)	--	--	374,997
Vice President
Joseph Sparacio ††	--	--	--	--	--	--
Former Executive Vice President	--	--	--	--	--	--
and Chief
Financial Officer
Greg Foster	September 1, 2016	September 1, 2016	--	136,187 (10)	30.71	1,050,002
Chief Executive Officer, IMAX Entertainment	September 1, 2016	September 1, 2016	51,286 (11)	--	--	1,574,993
and Senior Executive Vice
President, IMAX Corporation
and Director
Robert D. Lister	March 7, 2016	January 1, 2014	--	54,805 (12)	31.85	462,006
Chief Legal Officer and Chief Business	March 7, 2016	January 1, 2014	29,451 (13)	--	--	938,014
Development Officer
Andrew Cripps †††	March 7, 2016	March 3, 2016	--	21,879 (13)	31.85	187,503
Former President of International and	March 7, 2016	March 3, 2016	17,661 (15)	--	--	562,503
Executive Vice President, IMAX
Corporation

†	Mr. McClymont joined the Company as Chief Financial Officer and Executive Vice President effective August 8, 2016, succeeding Mr. Sparacio.

††

Mr. Sparacio’s role as Executive Vice President and Chief Financial Officer concluded effective August 8, 2016, following which Mr. Sparacio served as an Executive Consultant to the Company until the expiration of his employment term on November 13, 2016.

†††	Mr. Cripps resigned from the Company effective December 31, 2016.

(1)

Represents the date the grant was approved by the Compensation Committee, if different from the grant date. In the case of equity grants pursuant to an employment agreement, the Compensation Committee approves the equity grants at the same time as the applicable employment agreement.

(2)	Each RSU represents a contingent right to receive one Common Share.

(3)	Each stock option, when vested, entitles the NEO to purchase one Common Share.

(4)

Stock options were granted with an exercise price equal to the fair market value of the Common Shares on the applicable date of grant. Fair market value of a Common Share on a given date refers to the closing price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on the NYSE. There is no exercise price associated with the granting of the RSUs.

(5)

This amount represents the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 14(c) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for the assumptions used to calculate the fair value of the stock options and RSUs. Whether, and to what extent, a NEO realizes value with respect to stock option or RSU awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.

(6)

The stock options vested and became exercisable in three installments: 162,095 on each of June 7, 2016 and September 1, 2016; 162,094 on December 31, 2016. This award was pursuant to Mr. Gelfond’s 3-year 2014 employment agreement.

(7)

The RSUs vest and will be converted to Common Shares in seven installments: 65,280 on January 1, 2018; 21,761 on each of May 1, 2018; September 1, 2018; December 31, 2018; May 1, 2019; September 1, 2019; and December 31, 2019. This award was pursuant to Mr. Gelfond’s 2016 employment agreement.

(8)	The stock options vest and become exercisable in three installments: 5,241 on each of August 8, 2017; August 8, 2018 and August 8, 2019.

This award was pursuant to Mr. McClymont’s 2016 employment agreement.

(9)

The RSUs vest over three years and will be converted to Common Shares in three installments: 3,905 on each of August 8, 2017; August 8, 2018 and August 8, 2019. This award was pursuant to Mr. McClymont’s 2016 employment agreement.

(10)

The stock options vest and become exercisable in three installments: 45,396 on each of September 1, 2017 and September 1, 2018; and 45,395 on September 1, 2019. This award was pursuant to Mr. Foster’s 2016 employment agreement.

(11)

RSUs vest over three years and will be converted to Common Shares in three installments: 17,095 on September 1, 2017; 17,096 on September 1, 2018; and 17,095 on September 1, 2019. This award was pursuant to Mr. Foster’s 2016 employment agreement.

(12)

The stock options vest and become exercisable in four installments: 13,702 on March 7, 2017; 13,701 on each of March 7, 2018; March 7, 2019; and March 7, 2020. This award was pursuant to Mr. Lister’s 2014 employment agreement.

(13)

The RSUs vest and will be converted to Common Shares in four installments: 7,363 on each of March 7, 2017; March 7, 2018; March 7, 2019 and 7,362 on March 7, 2020. This award was pursuant to Mr. Lister’s 2014 employment agreement.

(14)	The stock options were forfeited upon Mr. Cripps’ resignation from the Company effective December 31, 2016.

(15)	Upon Mr. Cripps’ resignation from the Company effective December 31, 2016, the vesting of 3,533 RSUs was accelerated to December 31, 2016. The remaining 14,128 RSUs were forfeited.

Additional terms and conditions of the stock options and RSUs granted listed above are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table sets forth information relating to unexercised equity awards for each NEO outstanding as of December 31, 2016:

	Option Awards					Stock Awards
Name and Principal Position of Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Richard L. Gelfond	683,328	--		28.19	December 31, 2020	--	--
Chief Executive Officer	426,695	--		27.20	February 21, 2024	--	--
and Director	467,625	--		29.58	January 5, 2025	--	--
	486,284	--		31.40	June 7, 2026	--	--
	--	--		--	--	129,484 (1)	4,065,798 (2)
	--	--		--	--	195,846 (3)	6,149,564 (2)
Patrick McClymont †	--	15,723 (4)		32.01	August 8, 2023	--	--
Chief Financial Officer and	--	--		--	--	11,715 (5)	367,851 (2)
Executive Vice President
Joseph Sparacio ††	50,000	--		31.73	November 13, 2017	--	--
Former Executive Vice President	40,000	--		25.82	November 13, 2017	--	--
And Chief Financial Officer	17,689	--		27.82	November 13, 2017	--	--
	17,935	--		33.80	November 13, 2018	--	--
Greg Foster	250,000	--		18.98	April 30, 2017	--	--
Chief Executive Officer, IMAX	161,538	--		25.03	July 1, 2020	--	--
Entertainment and Senior	85,510	42,756 (6)		27.82	March 7, 2021	--	--
Executive Vice President,	35,545	71,090 (7)		33.80	March 7, 2022	--	--
IMAX Corporation and Director	--	136,187 (8)		30.71	September 1, 2023
	--	--		--	--	8,627 (9)	270,888 (2)
	--	--		--	--	17,752 (10)	557,413 (2)
	--	--		--	--	12,948 (11)	406,567 (2)

	--	--		--	--	51,286 (12)	1,610,380 (2)
Robert D. Lister	25,715	--		20.25	January 9, 2019	--	--
Chief Legal Officer and Chief	40,183	40,184 (13)		27.20	February 21, 2021	--	--
Business Development Officer	15,712	47,138 (14)		33.80	March 7, 2022	--	--
	--	54,805 (15)		31.85	March 7, 2023	--	--
	--	--		--	--	12,868 (16)	404,055 (2)
	--	--		--	--	12,948 (17)	406,567 (2)
	--	--		--	--	18,639 (18)	585,265 (2)
	--	--		--	--	29,451 (19)	924,761 (2)
Andrew Cripps †††	143,825		--	24.70	February 27, 2017(20)	--	--
Former President of International and
Executive Vice President,
IMAX Corporation

†	Mr. McClymont joined the Company as Chief Financial Officer and Executive Vice President effective August 8, 2016, succeeding Mr. Sparacio.

††

Mr. Sparacio’s role as Executive Vice President and Chief Financial Officer concluded effective August 8, 2016, following which Mr. Sparacio served as  an Executive Consultant to the Company until the expiration of his employment term on November 13, 2016.

†††	Mr. Cripps resigned from the Company effective December 31, 2016.

(1)	64,742 of the RSUs will vest and be converted to Common Shares on each December 9, 2017 and December 9, 2018.
(2)	Market value of the RSUs is based on the closing price of the Common Shares on the NYSE on December 31, 2016 ($31.40).

(3)

65,280 of the RSUs will vest and be converted to Common Shares on January 1, 2018; and 21,761 on each of May 1, 2018; September 1, 2018; December 31, 2018; May 1, 2019; September 1, 2019 and December 31, 2019.

(4)	5,241 of the stock options will vest on each of August 8, 2017; August 8, 2018 and August 8, 2019.

(5)	3,905 of the RSUs will vest and be converted to Common Shares on each of August 8, 2017; August 8, 2018 and August 8, 2019.

(6)	42,756 of the stock options will vest on March 7, 2017.

(7)	35,545 of the stock options will vest on each of March 7, 2017 and March 7, 2018.

(8)	45,396 of the stock options will vest on each of September 1, 2017 and September 1, 2018; and 45,395 September 1, 2019.

(9)	8,627 of the RSUs will vest and be converted to Common Shares on March 7, 2017.

(10)	8,876 of the RSUs will vest and be converted to Common Shares on each of March 7, 2017 and March 7, 2018.

(11)	6,474 of the RSUs will vest and be converted to Common Shares on each of December 9, 2017 and December 9, 2018.

(12)	17,095 of the RSUs will vest and be converted to Common Shares on each of September 1, 2017 and September 1, 2019; and 17,096 on September 1, 2018.

(13)	20,092 of the stock options will vest on each of February 21, 2017 and February 21, 2018.

(14)	15,712 of the stock options will vest on March 7, 2017; and 15,713 on each of March 7, 2018 and March 7, 2019.

(15)	13,702 of the stock options will vest on March 7, 2017; and 13,701 on each of March 7, 2018; March 7, 2019 and March 7, 2020.

(16)	6,434 of the RSUs will vest and be converted to Common Shares on each of February 21, 2017 and February 21, 2018.

(17)	6,474 of the RSUs will vest on each of December 9, 2017 and December 9, 2018.

(18)	6,213 of the RSUs will vest and be converted to Common Shares on each of March 7, 2017; March 7, 2018 and March 7, 2019.

(19)	7,363 of the RSUs will vest and be converted to Common Shares on each of March 7, 2017; March 7, 2018; March 7, 2019 and 7,362 on March 7, 2020.

(20)	In connection with Mr. Cripps’ resignation effective December 31, 2017, Mr. Cripps was given until February 27, 2017, to exercise any vested options.

All stock options and RSUs in the “Outstanding Equity Awards at Fiscal Year-End” table were granted under the Stock Option Plan (the “SOP”) or IMAX LTIP as described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

2016 OPTION EXERCISE AND STOCK VESTED

The following table sets forth information relating to the exercise of stock options and the vesting of RSUs during the fiscal year ended December 31, 2016 for each of the NEOs on an aggregated basis:

	Option Awards		Stock Awards
Name and Principal Position of Named Executive Officer	Number of Shares Acquired on Exercise of Options (#)	Value Realized on Option Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Richard L. Gelfond	--	--	109,726	3,518,500
Chief Executive Officer
and Director
Patrick McClymont †	--	--	--	--
Chief Financial Officer and
Executive Vice President
Joseph Sparacio ††	20,834	186,152	40,946	1,320,152
Former Executive Vice President
and Chief Financial Officer
Greg Foster	--	--	31,169	977,128
Chief Executive Officer, IMAX
Entertainment and Senior
Executive Vice President,
IMAX Corporation and Director
Robert D. Lister	49,285	707,505	19,122	604,818
Chief Legal Officer and
Chief Business Development Officer
Andrew Cripps †††	181,175	1,417,342	5,707	179,677
Former President of International and Executive Vice President,
IMAX Corporation

†	Mr. McClymont joined the Company as Chief Financial Officer and Executive Vice President effective August 8, 2016, succeeding Mr. Sparacio.

††

Mr. Sparacio’s role as Executive Vice President and Chief Financial Officer concluded effective August 8, 2016, following which Mr. Sparacio served as an Executive Consultant to the Company until the expiration of his employment term on November 13, 2016.

†††	Mr. Cripps resigned from the Company effective December 31, 2016.

(1)

The value realized on exercise of a stock option represents the difference between the option exercise price and the actual sale price (with no deductions for sales commissions or brokerage fees) of the Common Shares upon exercise.

(2)	The value realized is based on the closing price of our Company’s Common Shares on the NYSE on the vesting date.

2016 PENSION BENEFITS

The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2016:

Name and Principal Position of Named Executive Officer	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
Richard L. Gelfond	Supplemental Executive Retirement Plan	15.5	21,656,570	--
Chief Executive Officer and Director	Post-Retirement Medical Benefits	--	433,000	--

(1)

See note 20(a) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for certain assumptions used to calculate the present value of accumulated benefits.

Our SERP is an unfunded defined benefit pension plan covering Mr. Gelfond, which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55, equal to 75% of Mr. Gelfond’s best average 60 consecutive months of earnings over his employment history. We and Mr. Gelfond have agreed that no compensation earned beginning in 2011 is to be included in calculating his benefit payments under the SERP. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company while Mr. Gelfond is employed by the Company. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Gelfond’s SERP benefits became 100% vested on July 10, 2010.

We also maintain an unfunded post-retirement medical benefits plan covering Mr. Gelfond. This plan provides that we will maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare and, thereafter, we will provide Medicare supplemental coverage as selected by Mr. Gelfond. If the foregoing coverage is not permitted, Mr. Gelfond will be entitled to an annual cash payment equal to the value of such coverage. Mr. Gelfond is fully vested in this plan.

Further descriptions of the SERP, the unfunded post-retirement medical benefits plan and our defined contribution plans are summarized above in “Compensation Discussion and Analysis – Retirement and Pension Plans”.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

While we have no formal severance plans, we have entered into written employment agreements or written offer letters with certain of our executive officers, including each of the NEOs, which require us to make payments to the NEOs in the event of the termination of their employment in various circumstances, including in the event of a change-in-control, as further described below. These employment agreement provisions are intended to attract, retain and motivate employees, provide stability and continuity among our senior executives, and ensure that our executive officers are able to devote their full time and attention to our operations in the event of an actual or potential change-in-control.

In addition to the contractual rights of the NEOs described below, all of the NEOs hold equity awards granted under the IMAX LTIP and/or the SOP. The SOP was the primary equity vehicle prior to the original adoption of the IMAX LTIP in 2013. The IMAX LTIP and the SOP describe the impact of certain separation events on equity awards granted under the IMAX LTIP and/or the SOP unless provisions in the individual NEO’s employment arrangement override the terms of the relevant plan. The general termination-related provisions under the IMAX LTIP and the SOP are as follows:

•

Termination without cause; voluntary resignation; death/disability: If the participant’s employment, consulting arrangement or term of office is terminated without cause or by reason of the participant’s voluntary resignation, death or permanent disability, (i) unvested equity awards will be cancelled, and (ii) the participant (or the participant’s estate) will be generally entitled to exercise any vested stock options for a period of thirty days, or such longer period as the Board of Directors or Compensation Committee determines, following the date of termination of employment. Under the IMAX LTIP, in the event of a participant’s death or permanent disability, a portion of any unvested equity awards will vest such that, when combined with the participant’s previously vested equity awards, an aggregate of 50% of the equity awards granted to the participant will have vested.

•	Termination with cause: If the participant’s employment, consulting arrangement or term of office is terminated with cause, the participant’s vested and unvested equity awards will be cancelled.

•

Termination upon change-in-control: A change-in-control of the Company in itself will have no effect on equity awards granted under the IMAX LTIP or the SOP. However, all outstanding unvested equity awards will immediately vest and become fully exercisable in the event that, following the occurrence of a change-in-control, any of the following events occur within 24 months of the change-in-control: (i) the termination of the participant’s employment without cause, (ii) the diminution of the participant’s title and/or responsibilities, or (iii) the participant being asked to relocate more than twenty-five miles from his or her existing office. In addition, all outstanding unvested equity awards granted under the IMAX LTIP will immediately vest and become fully exercisable in the event that, following a change-in-control, the successor entity does not assume or provide a substitute for such equity awards on substantially the same terms and conditions.

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For purposes of the IMAX LTIP, the following are considered to be a change-in-control: (i) any person becoming the beneficial owner of 35% or more of the Company’s securities; (ii) a change in the majority of the Board of Directors; (iii) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (iv) the complete liquidation or dissolution of the Company.

-	For purposes of the SOP, a change-in-control is defined as any person other than Richard Gelfond and Bradley Wechsler acquiring greater than 50% of the outstanding Common Shares of the Company.

If the participant is a party to an employment agreement with the Company or any of its subsidiaries and breaches any of the restrictive covenants in such agreement, the participant’s unexercised stock options or unvested RSUs will be cancelled. In certain cases, an NEO’s equity awards are controlled by the terms of his employment agreement; in the event of a conflict between such employment agreement and the terms of the IMAX LTIP or SOP, the terms of the employment agreement will prevail. Any provision in an NEO employment arrangement that departs from the terms of the IMAX LTIP or the SOP is noted below.

The analysis below sets forth the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2016. We caution that the actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of such individual’s separation from the Company. To the extent that the calculated amounts relate to awards of stock options or RSUs, we have based the valuation on the closing price of our common stock on December 31, 2016, which was $31.40.

Richard L. Gelfond

Chief Executive Officer and Director

On November 8, 2016, we entered into a new employment agreement with Mr. Gelfond (the “2016 Gelfond Agreement”). Mr. Gelfond’s prior employment agreement was to expire on December 31, 2016. Under the terms of the 2016 Gelfond Agreement, Mr. Gelfond’s employment was extended for three years through December 31, 2019. Pursuant to the 2016 Gelfond Agreement, Mr. Gelfond’s annual salary was increased to $1.2 million and he continues to be eligible to receive a cash bonus of up to two times his base salary, with a target bonus equal to his base salary. The bonus is granted at the discretion of the Compensation Committee and is based upon our success in achieving certain goals and objectives. Mr. Gelfond’s agreement contains: (i) a customary non-competition provision; and (ii) a provision requiring Mr. Gelfond to provide us with consulting services following the expiration of his employment.

Pursuant to the 2016 Gelfond Agreement, Mr. Gelfond received a grant of RSUs on November 16, 2016, which vest over his three-year employment term. Mr. Gelfond’s equity awards outstanding as of December 31, 2016, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards at Fiscal Year-End”.

In addition, the 2016 Gelfond Agreement contemplates three stock option grants to Mr. Gelfond, each with a grant date fair value equal to $3.3 million: (i) the first stock option grant was made on January 3, 2017 (the “2017 Options”); (ii) the second stock option grant will be made as soon as practicable after January 1, 2018 (the “2018 Options”); and (ii) the third stock option grant will be made as soon as practicable after January 1, 2019 (the “2019 Options”). The 2017 Options will vest in nine equal installments; the 2018 Options will vest in six equal installments; and the 2019 Options will vest in three equal annual installments, in each case from the applicable grant date through the remainder of the employment term.

In 2000, we created a defined benefit pension plan, the SERP, to provide benefits for Mr. Gelfond upon his retirement, resignation or termination other than with cause. See “Compensation Discussion and Analysis – Retirement and Pension Plans” on page 32 for a description of the SERP. Mr. Gelfond is fully vested in his benefits under the SERP. We and Mr. Gelfond have agreed that any compensation earned since January 1, 2011 will not be included in calculating his benefit payments under the SERP. Mr. Gelfond is also entitled to retiree health benefits for himself and his eligible dependents until he becomes eligible for Medicare and, thereafter, Medicare supplemental coverage selected by Mr. Gelfond, or if such coverage is not permitted, an annual cash payment equal to the value of such coverage. None of these benefits were modified by the 2016 Gelfond Agreement.

We have agreed to reimburse Mr. Gelfond for the premiums related to a $15 million term life insurance policy that became effective in January 2010. In 2016, we reimbursed Mr. Gelfond for $45,090 in annual premiums.

Mr. Gelfond’s entitlements upon various terminations of employment scenarios are described below. In all scenarios, Mr. Gelfond would receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination.

Resignation without good reason

If, prior to the expiration of his employment term, Mr. Gelfond were to resign other than for good reason, his outstanding unvested stock options and RSUs would be cancelled. All vested stock options granted pursuant to the 2016 Gelfond Agreement would remain exercisable for the shorter of: (i) their original term; and (ii) two years. In the event of a resignation without good reason, Mr. Gelfond would have no further right to receive any other compensation or benefits.

If Mr. Gelfond resigned without good reason as of December 31, 2016, he would have been entitled to an estimated lump sum payment of $21,656,570 reflecting the value of his vested SERP. He would also be entitled to ongoing retiree health benefits, the estimated value of which was $433,000 as of December 31, 2016.

Termination with cause

If Mr. Gelfond’s employment were terminated with cause, his outstanding unvested stock options and RSUs would be cancelled. All vested stock options would remain exercisable for the shorter of: (i) their original term; and (ii) ninety (90) days. In such case, Mr. Gelfond would forfeit his benefits under the SERP, and he would not receive any further compensation under the 2016 Gelfond Agreement. Mr. Gelfond would, however, be entitled to receive retiree health benefits. If Mr. Gelfond had been terminated with cause as of December 31, 2016, the estimated value of retiree health benefits to which Mr. Gelfond would have been entitled was $433,000.

Termination without cause/resignation for good reason

If Mr. Gelfond’s employment were terminated without cause or if he were to resign with good reason, Mr. Gelfond would continue to receive his base salary, automobile allowance and benefits for the greater of: (i) the remainder of his employment term; and (ii) twelve months. Mr. Gelfond would also receive any earned but unpaid bonus for time worked through the termination date, as well as an amount equal to a full or pro-rated target bonus for each full or partial year remaining in the severance period.

In addition, all of Mr. Gelfond’s unvested stock options and RSUs would immediately vest. In such case, the 2017 Options, if granted, would remain exercisable for the shorter of: their original term, and five years; (ii) the 2018 Options, if granted, would remain exercisable for the shorter of: their original term, and four years; and (iii) the 2019 Options, if granted, would remain exercisable for the shorter of: their original term, and three years.

If Mr. Gelfond’s employment had been terminated without cause other than upon a change-in-control, or if he had resigned with good reason, as of December 31, 2016, he would have been entitled to estimated severance payments totaling $7,284,336. He also would have received an estimated lump sum payment of $21,656,570 reflecting the value of his vested SERP. Mr. Gelfond would also have realized the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options and RSUs in an amount estimated at $10,215,362 calculated using the December 31, 2016 closing price of the Common Shares ($31.40). He would also be entitled to ongoing retiree health benefits, the estimated value of which was $433,000 as of December 31, 2016.

Payments upon a change-in-control

Upon a sale of the Company, Mr. Gelfond would be entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). The Sale Bonus provisions date back to Mr. Gelfond’s and Mr. Wechsler’s original employment agreements in connection with their 1994 acquisition of the Company, and would be paid as a result of the Company’s having reached an imputed equity value in excess of Cdn$150,000,000.

If the sale of the Company would have occurred on December 31, 2016, we estimate that the Sale Bonus would have been between $2,945,488 and $7,379,316, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change-in-control, Mr. Gelfond would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006, which was $10.67. If there had been a change-in-control of the Company on December 31, 2016, the Incentive Bonus would have been $4,664,250, based on the closing price of the Common Shares on that date ($31.40). The Incentive Bonus provision dates back to the extension of Mr. Gelfond’s employment pursuant to a March 8, 2006 amendment agreement.

Upon a change-in-control, Mr. Gelfond’s benefits under the SERP would be accelerated and become payable. In addition, Mr. Gelfond would be entitled to the recoupment of certain additional benefits under his SERP entitlement. As discussed above, the SERP was created in 2000, and Mr. Gelfond became fully vested in its benefits in 2010. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company while Mr. Gelfond is employed by the Company. As of December 31, 2016, the value of this recoupment of benefits would have been $4,205,021.

If the change-in-control is by way of a stock-for-stock merger, all of Mr. Gelfond’s outstanding unvested stock options will vest and be converted at the stock merger conversion ratio into stock options of the acquiring company (if it is public) or be cashed out (if the acquiring company is not public). Mr. Gelfond did not have any unvested, in-the-money stock options as of December 31, 2016.

If a change-in-control had occurred on December 31, 2016, the aggregate payment that Mr. Gelfond would have been entitled to receive, taking into account the Incentive Bonus, the Sale Bonus, the value of his vested SERP benefit and the recoupment of certain SERP benefits, all of which, as noted above, date back to prior employment agreements with Mr. Gelfond from 1994, 2000 and 2006, would have been between $33,471,329 and $37,905,157, depending on the equity assumptions used in calculating the Sale Bonus.

If Mr. Gelfond’s employment were terminated without cause or if he were to resign with good reason following a change-in-control of the Company before the grants of the 2017, 2018 Options and 2019 Options were made, then, in addition to the benefits and payments set forth above under “Termination without cause/resignation for good reason,” Mr. Gelfond would receive a cash payment equal to $9,900,000 in respect of such options.

Non-renewal of employment agreement / retirement

If, following the expiration of the term of the 2016 Gelfond Agreement, we do not offer Mr. Gelfond continued employment on terms substantially similar to the 2016 Gelfond Agreement, or if Mr. Gelfond elects to retire at the end of the term, his outstanding unvested stock options and RSUs, if any, would be cancelled. In addition, (i) the 2017 Options would remain exercisable for the shorter of: their original term, and five years; (ii) the 2018 Options would remain exercisable for the shorter of: their original term, and four years; and (iii) the 2019 Options would remain exercisable for the shorter of: their original term, and three years. Mr. Gelfond would also be entitled to a lump sum payment owing under the SERP, and would be entitled to receive retiree health benefits until he becomes eligible for Medicare. Thereafter, Mr. Gelfond would be entitled to Medicare supplement coverage. In addition, for a period of twelve months from the date of non-renewal or retirement, we have agreed to provide Mr. Gelfond with office space, a full-time assistant and continued automobile benefits.

Patrick McClymont

Chief Financial Officer and Executive Vice President

On June 6, 2016, we entered into an employment agreement with Patrick McClymont to serve as Chief Financial Officer and Executive Vice President (the “2016 McClymont Agreement”). Mr. McClymont’s employment term, which commenced on August 8, 2016, extends through August 8, 2019. Under the terms of the 2016 McClymont Agreement, Mr. McClymont’s base salary is $675,000, and he is entitled to participate in the Management Bonus Plan with a target annual bonus equal to 70% of his base salary.

Pursuant to the 2016 McClymont Agreement, Mr. McClymont received certain RSU and stock option grants in 2016. Mr. McClymont’s equity awards outstanding as of December 31, 2016 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at Fiscal Year-End”. In addition, Mr. McClymont has received or will receive additional equity grants in March 2017, March 2018 and March 2019, each with a grant date fair value equal to $1.35 million and comprised of 25% stock options and 75% RSUs. The 2017, 2018 and 2019 equity grants will each vest: (i) 20% on the first anniversary of the applicable grant date; (ii) 25% on the second anniversary of the applicable grant date; (iii) 25% on the third anniversary of the applicable grant date; and (iv) 30% on the fourth anniversary of the applicable grant date.

Mr. McClymont is also subject to customary non-solicitation and non-competition provisions.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. McClymont would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such retirement or resignation.

Termination with cause

Upon a termination with cause, Mr. McClymont would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination.

Termination without cause / resignation for good reason

In the event of a termination without cause or a resignation for good reason, Mr. McClymont would be entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, and any earned but unpaid bonus in respect of the year prior to termination, in each case within 30 days of such termination or resignation. In addition, Mr. McClymont would be entitled to receive his annual base salary, automobile payments and benefits for a period equal to (i) fifteen months, if the termination without cause or resignation for good reason were to occur on or before February 8, 2018; or (ii) twelve months, if the termination without cause or resignation for good reason were to occur thereafter. In addition, Mr. McClymont would also receive any earned but unpaid bonus for time worked through the termination date, as well as an amount equal to a full or pro-rated target bonus for each full or partial year remaining in the severance period.

If Mr. McClymont’s employment had been terminated without cause or he had resigned for good reason as of December 31, 2016, he would have been entitled to receive estimated severance payments totaling $1,513,616.

Termination without cause upon a change-in-control

If, within 24 months following a change-in-control of the Company, Mr. McClymont’s employment were terminated without cause or Mr. McClymont were to resign for good reason, and at such time one or more equity grants contemplated by the 2016 McClymont Agreement had not yet been made, Mr. McClymont would receive a cash payment equal to $1.35 million in lieu of all such remaining grants. For purposes of the 2016 McClymont Agreement, a non-renewal of the agreement within 24 months following a change-in-control shall be deemed a termination without cause. Mr. McClymont also would be entitled to the accelerated vesting of his unvested stock options and RSUs, pursuant to the terms of the IMAX LTIP.

If Mr. McClymont’s employment had been terminated without cause, or he resigned with good reason, upon a change-in-control as of December 31, 2016, he would have been entitled to receive estimated severance payments totaling $1,513,616, as well as a payment of $1.35 million in respect of all remaining equity grants. Mr. McClymont would also have realized the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options and RSUs in an amount estimated at $367,851, calculated using the December 31, 2016 closing price of the Common Shares ($31.40).

Greg Foster

Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation

On September 1, 2016, we entered into a new employment agreement with Greg Foster (the “2016 Foster Agreement”). The 2016 Foster Agreement was made effective July 2, 2016, as Mr. Foster’s prior employment agreement expired on July 1, 2016. Mr. Foster’s renewed employment term extends for three years through July 2, 2019. Pursuant to the 2016 Foster Agreement, Mr. Foster’s annual salary was increased to $1 million, and his salary shall increase to $1.05 million effective July 2, 2017, and shall further increase to $1.1 million effective July 2, 2018. Mr. Foster is eligible to participate in the Management Bonus Plan, with a target annual performance bonus equal to 100% of his base salary.

Under the 2016 Foster Agreement, we agreed to establish a nonqualified deferred retirement plan for Mr. Foster’s benefit and to contribute during each year of the term an aggregate amount equal to Mr. Foster’s base salary for such year, for a total contribution of $3,150,000 (the “Aggregate Contribution”). Mr. Foster’s interest in the retirement plan will vest in 25% increments on July 2 of each of 2019, 2022, 2025 and 2027, in each case assuming continued employment. In the event Mr. Foster’s employment terminates under specified circumstances, including if Mr. Foster is terminated without cause or he resigns for good reason, we will contribute up to an additional $1 million to the plan, but in no event in excess of the Aggregate Contribution, and Mr. Foster’s interest in the amounts so contributed will vest in full. We have also agreed to continue to pay up to $135,000 in life insurance premiums for the first two years of the employment term, which amounts are owed to Mr. Foster under a prior employment agreement.

Pursuant to the 2016 Foster Agreement, Mr. Foster received a grant of stock options and RSUs in 2016. Mr. Foster’s equity awards outstanding as of December 31, 2016 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at Fiscal Year-End”. In addition, in July 2017 and July 2018, Mr. Foster will receive additional RSU grants, each with an aggregate grant date fair value of $787,500, and additional stock option grants, each with an aggregate grant date fair value of $1.05 million. The 2017 and 2018 grants will vest in three equal annual installments beginning on the first anniversary of the applicable grant date.

Mr. Foster is subject to customary non-solicitation and non-competition provisions.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. Foster would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay for the year of retirement or resignation within 30 days of such resignation or termination.

Termination with cause

Upon a termination with cause, Mr. Foster would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay for the year of termination within 30 days of such termination.

Termination without cause / resignation for good reason

If Mr. Foster’s employment were terminated without cause or if he were to resign with good reason, Mr. Foster would continue to receive his base salary, automobile allowance, medical and fringe benefits (including any remaining life insurance premiums) for the greater of: (i) the remainder of his employment term; and (ii) twelve months. Mr. Foster would also receive any earned but unpaid bonus for time worked through the termination date, as well as an amount equal to a full or pro-rated target bonus for each full or partial year remaining in the severance period. We would also continue to make contributions to Mr. Foster’s retirement plan during the severance period up to a maximum of $1 million, but in no event exceeding the Aggregate Contribution.

If Mr. Foster’s employment had been terminated without cause, or if he had resigned for good reason, as of December 31, 2016, Mr. Foster would have been entitled to receive an estimated payment of $6,547,500. This amount includes $135,000, which represents the outstanding premiums owing for the whole life insurance policy, $75,000, which represents Mr. Foster’s fringe benefits, severance payments totaling $5,337,500, and the contribution of an additional $1 million to Mr. Foster’s retirement plan, in which Mr. Foster’s interest would vest in full.

Termination without cause upon a change-in-control

If, within 24 months following a change-in-control of the Company, Mr. Foster’s employment were terminated without cause or Mr. Foster were to resign for good reason, Mr. Foster would be entitled to receive the payments set forth above under “Termination without cause / resignation for good reason”. In addition, Mr. Foster also would be entitled to the accelerated vesting of his unvested stock options and RSUs, pursuant to the terms of the IMAX LTIP and SOP.

If Mr. Foster’s employment had been terminated without cause, or he resigned with good reason, upon a change-in-control as of December 31, 2016, he would have been entitled to receive an estimated payment of $6,547,500. This amount includes $135,000, which represents the outstanding premiums owing for the whole life insurance policy, $75,000, which represents Mr. Foster’s fringe benefits, severance payments totaling $5,337,500 and the contribution of an additional $1 million to Mr. Foster’s retirement plan, in which Mr. Foster’s interest would vest in full. In addition, Mr. Foster would also have realized the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options and RSUs in an amount estimated at $3,092,384, calculated using the December 31, 2016 closing price of the Common Shares ($31.40).

Non-renewal of employment agreement

If we elect not to renew Mr. Foster’s employment agreement, Mr. Foster would be entitled to receive any earned but unpaid bonus for time worked through the termination date. In addition, for a period of 18 months following Mr. Foster’s separation, Mr. Foster and his dependents would continue to receive medical benefits, and we would reimburse up to $50,000 in business expenses, including office rent and administrative assistance. Unless Mr. Foster were to decline an offer to renew his employment on substantially similar terms to the 2016 Foster Agreement, a non-renewal would also lead to the accelerated vesting of Mr. Foster’s interest in his retirement plan.

Robert D. Lister

Chief Legal Officer & Chief Business Development Officer

On January 23, 2014, we and Mr. Lister came to terms with respect to his continued employment with the Company, which terms were memorialized in an employment agreement effective January 1, 2014 (the “2014 Lister Agreement”). Under the terms of the 2014 Lister Agreement, Mr. Lister’s employment was been extended for four years through December 31, 2017. Pursuant to the 2014 Lister Agreement, Mr. Lister’s base salary increased to $675,000 effective January 1, 2016, and increased to $700,000 effective January 1, 2017. Mr. Lister is entitled to continue to participate in the Management Bonus Plan, with a target annual performance bonus of 60% of his base salary. Mr. Lister has also received stock options and RSUs. Mr. Lister’s equity awards outstanding as of December 31, 2016 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at Fiscal Year-End.” In addition, under the terms of the 2014 Lister Agreement, Mr. Lister is entitled to receive a grant of stock options and RSUs each year during his employment term, with an aggregate grant date fair market value of $1,400,000 (the “Lister Equity Grants”). The Lister Equity Grants will vest in four equal annual installments beginning on the first anniversary of the applicable grant date.

Mr. Lister is subject to customary non-solicitation and non-competition provisions.

Voluntary retirement or resignation

Upon retirement or resignation, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, any earned but unpaid bonus in respect of the year prior to retirement or resignation and a pro-rata portion of his target bonus for the year of retirement or resignation, in each case within 30 days of such retirement or resignation.

Termination with cause

Upon a termination with cause Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, any earned but unpaid bonus in respect of the year prior to termination and a pro-rata portion of his target bonus for the year of termination, in each case within 30 days of such termination.

Termination without cause / resignation for good reason

In the event of a termination without cause or a resignation for good reason, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, and any earned but unpaid bonus in respect of the year prior to termination, in each case within 30 days of such termination. In addition, Mr. Lister would be entitled to receive (a) his base salary, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) 18 months; and (b) a cash payment equal to Mr. Lister’s target bonus for the year in which he was terminated without cause or resigned for good reason, as well as cash payments equal to Mr. Lister’s target bonus for each remaining year of the term, payable following each applicable year (collectively, the “Lister Severance Payments”). In the event Mr. Lister were not permitted to continue his participation in our medical plans, Mr. Lister would be entitled to a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments. Mr. Lister also would be entitled to the accelerated vesting of all granted but unvested stock options and RSUs. With respect to Lister Equity Grants not yet granted, if the termination without cause or resignation for good reason were to occur prior to the 2017 grant, the entire 2017 grant would be forfeited. Following a termination without cause or resignation for good reason, Mr. Lister would have 12 months to exercise any vested stock options.

Under the terms of his employment agreement, Mr. Lister is required to mitigate the amount of any Lister Severance Payments paid by the Company in certain circumstances following a termination without cause by seeking other employment. On the date Mr. Lister obtains other employment, the Lister Severance Payments would be reduced by one-quarter.

If Mr. Lister’s employment had been terminated without cause or if Mr. Lister had resigned with good reason as of December 31, 2016, he would have been entitled to receive an estimated payment of $4,267,210. This amount includes $1,777,789 in respect of the Lister Severance Payments and the estimated intrinsic value of $2,489,421 representing the accelerated vesting of his unvested, in-the-money stock options and unvested RSUs, calculated using the December 31, 2016 closing price of the Common Shares ($31.40).

Termination without cause upon a change-in-control

If, within 24 months following a change-in-control of the Company, Mr. Lister’s employment were terminated without cause or Mr. Lister were to resign for good reason, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and any earned but unpaid bonus in respect of the year prior to termination, in each case within 30 days of such termination. In addition, Mr. Lister would be entitled to receive the Lister Severance Payments.

Mr. Lister would also be entitled to the accelerated vesting of his unvested Lister Equity Grants, and would be entitled to receive a cash payment equal to $1,400,000 for each annual Lister Equity Grant that had not been made as of the date of such termination or resignation for good reason. Mr. Lister would also be entitled to an incentive payment of $107,500.

If Mr. Lister’s employment had been terminated without cause, or if Mr. Lister had resigned with good reason following a change-in-control as of December 31, 2016, he would have been entitled to receive an estimated payment of $6,099,710. This includes Lister Severance Payments totaling $1,777,789, the incentive payment of $107,500, an additional payment of $1,400,000 (in respect of the Lister Equity Grants not granted as of such date) and an estimated amount of $2,489,421 representing the intrinsic value of the accelerated vesting of his remaining unvested, in-the-money stock options and RSUs calculated using the December 31, 2016 closing price of the Common Shares ($31.40).

Joseph Sparacio

Former Executive Vice President & Chief Financial Officer

Mr. Sparacio’s employment term expired on November 13, 2016.

The terms of Mr. Sparacio’s non-renewal were governed by his employment agreement, which was most recently amended on June 6, 2016 (the “Sparacio Agreement”). Pursuant to the Sparacio Agreement, Mr. Sparacio’s role as Chief Financial Officer ended effective August 8, 2016, and thereafter he served as Executive Consultant to the Company until the expiration of his term on November 13, 2016.

Mr. Sparacio received his base salary, medical benefits and perquisites through his separation date. In addition, pursuant to the Sparacio Agreement, Mr. Sparacio received a bonus payment of $75,000 for achieving certain deliverables, including the successful transition to his successor. Mr. Sparacio also realized the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options and RSUs in an amount equal to $1,110,849, calculated using the November 10, 2016 closing price of the Common Shares ($32.40). Mr. Sparacio’s vested stock options remain exercisable for between 12-24 months from his separation date, depending on when they were granted. Mr. Sparacio’s equity awards outstanding as of December 31, 2016 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at Fiscal Year-End”.

Pursuant to the Sparacio Agreement, we also will continue to pay the cost of continuing medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. Sparacio and his spouse for 36 months following the expiration of employment, and will also pay COBRA costs to maintain dental and vision coverage for Mr. Sparacio and his spouse for 18 months following the expiration of employment. Mr. Sparacio is required to mitigate the amount of any COBRA costs paid by the Company by seeking other employment.

For two years from Mr. Sparacio’s separation date, he is subject to customary non-solicitation and non-competition provisions.

Andrew Cripps

Former President of International and Executive Vice President, IMAX Corporation

Mr. Cripps voluntarily resigned from the Company effective December 31, 2016. Prior to his resignation, Mr. Cripps’ employment was governed by an employment agreement effective February 28, 2014.

For 2016, Mr. Cripps’ annual base salary was £540,000 (approximately $732,078 based on the average exchange rate between the U.K. pound sterling and the U.S. dollar during 2016). Mr. Cripps was also entitled to participate in the Management Bonus Plan and to receive a target bonus of 70% of his base salary. Mr. Cripps has received certain stock option and RSU grants. Mr. Cripps’ equity awards outstanding as of December 31, 2016, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards at Fiscal Year End”.

Mr. Cripps’ employment agreement contains customary non-solicitation and non-competition provisions, which remain in effect for a period of twelve months after the termination of his employment with the Company.

Voluntary retirement or resignation

Mr. Cripps was required to provide six months’ written notice prior to a retirement or resignation. During such notice period, Mr. Cripps was entitled to receive his base salary, medical and life insurance benefits and perquisites (including a car allowance). However, Mr. Cripps was not entitled to a bonus payment in respect of such notice period. Mr. Cripps was not otherwise contractually entitled to receive severance payments in connection with a voluntary retirement or resignation. Mr. Cripps informed us of his intention to resign in October 2016, and we waived the six-month notice requirement.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional fees for service on the Board of Directors.

Our independent directors receive an annual retainer of $50,000. In addition, Committee Chairs receive the following annual retainers: the Audit Committee Chair receives $15,000 and the Compensation Committee Chair and the Governance Committee Chair each receive $10,000. Committee members also receive the following yearly retainers: Audit Committee members receive $10,000; Compensation Committee members receive $7,500; and Governance Committee members receive $5,000. Committee retainers are in addition to any applicable retainer for being a Committee Chair.

Each independent director is granted an annual grant of RSUs with a value of $125,000 on the date of the grant that will vest on the date of the grant. The Chairman of the Board is granted an annual grant of RSUs with a value of $170,000 on the date of the grant that will vest on the date of the grant. Each RSU represents the right to receive one Common Share.

Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors.

The following table sets forth information relating to compensation of the directors for the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)	All Other Compensation ($)		Total ($)
Neil S. Braun (2)	65,000		125,003 (3)	--		190,003
Eric A. Demirian (4)	82,500		125,003 (3)	--		207,503
Kevin Douglas †	10,137		76,926 (5)			87,063
David W. Leebron (6)	75,000		125,003 (3)	--		200,003
Michael Lynne	67,500		125,003 (3)	--		192,503
Michael MacMillan	55,000		125,003 (3)	--		180,003
I. Martin Pompadur †(7)	46,118		125,003 (3)	--		171,121
Dana Settle	54,258		125,003 (3)	--		179,261
Darren Throop	56,387		125,003 (3)	--		181,390
Bradley J. Wechsler (8)	230,000	(9)	170,000 (10)	76,228	(11)	476,228

†

Mr. Douglas was appointed by the Board on October 19, 2016 to fill the vacancy left by the retirement of Mr. Pompadur from the Board. At that same meeting, the Board expanded the Board from 10 to 11 members and appointed Mr. Foster.

(1)

As required by SEC rules, the “Stock Awards” column in this table reflect the aggregate grant date fair values of the RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 14(c) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for the assumptions used to calculate the fair value of the RSUs.

(2)	As of December 31, 2016, Mr. Braun held 24,000 stock options to purchase Common Shares in accordance with the SOP.

(3)	The director received a grant of 3,981 RSUs on June 7, 2016. The RSUs vested on June 7, 2016.

(4)	As of December 31, 2016, Mr. Demirian held 25,351 stock options to purchase Common Shares in accordance with the SOP.

(5)	Mr. Douglas received a grant of 2,464 RSUs on October 21, 2016. The RSUs vested on October 21, 2016.

(6)	As of December 31, 2016, Mr. Leebron held 36,969 stock options to purchase Common Shares in accordance with the SOP.

(7)	As of December 31, 2016, Mr. Pompadur held 10,402 stock options to purchase Common Shares in accordance with the SOP.

(8)	As of December 31, 2016, Mr. Wechsler held 24,000 stock options to purchase Common Shares in accordance with the SOP.

(9)	This amount represents the amount paid to Mr. Wechsler pursuant to the services agreement as described below.

(10)	Mr. Wechsler received a grant of 5,414 RSUs on June 7, 2016, in recognition of his position as Chairman of the Board. The RSUs vested on June 7, 2016.

(11)	This amount reflects: (i) $31,923 for allowance for personal automobile use; (ii) $31,429 for retiree health benefit premiums; and (iii) $12,876 for the supplemental health plan premiums.

On December 11, 2008, we entered into a services agreement with Mr. Wechsler which provides that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. The services agreement, which has been amended from time to time, provides that Mr. Wechsler will serve as Chairman of the Company’s Board of Directors through the earlier of (a) the date on which Mr. Wechsler is not re-appointed as Chairman of the Board, and (b) the date on which the Board of Directors terminates the services agreement. The services agreement was most recently amended as of April 1, 2013. Pursuant to that amendment, effective April 1, 2013, Mr. Wechsler’s compensation for each year served as Chairman increased from $200,000 to $230,000. The services agreement provides that certain other provisions of Mr. Wechsler’s former employment agreement with the Company continue to survive the termination of such employment agreement.

Among the provisions of Mr. Wechsler’s prior employment agreement that survive are those relating to the Sale Bonus and the Incentive Bonus. Upon a sale of the Company, Mr. Wechsler is entitled to receive a cash Sale Bonus in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). As of December 31, 2016, we estimated the Sale Bonus to be between $2,945,488 and $7,379,316, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change-in-control, Mr. Wechsler would receive cash Incentive Bonus equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006. As of December 31, 2016, the Incentive Bonus would have been $4,664,250, based on the closing price of the Common Shares on that date ($31.40).

We maintain an unfunded retiree health benefit plan covering Mr. Wechsler. The plan provides that we will maintain retiree health benefits for Mr. Wechsler until he becomes eligible for Medicare and, thereafter, we will provide Medicare supplemental coverage as selected by Mr. Wechsler. As of December 31, 2016, the estimated value of Mr. Wechsler’s retiree health benefits was $320,000.

Effective January 1, 2012, we implemented an executive supplemental health reimbursement plan which covers Mr. Wechsler. The plan provides expanded coverage and reimbursement of services not covered by our medical, dental and vision plans. We reimbursed Mr. Wechsler for $12,876 in health premiums in 2016 in connection with this plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently composed of Messrs. Lynne (Chairman), Demirian and Throop, all of whom are independent directors. All compensation decisions for Mr. Gelfond in 2016 were made by the Compensation Committee.

During the fiscal year ended December 31, 2016, none of our executive officers served on compensation committees or boards of directors of any other entity that had or has had one or more of its executive officers serving as a member of our Compensation Committee or Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors believes that good corporate governance is fundamental to our overall success. The Governance Committee of the Board of Directors, which is currently composed of Messrs. Leebron (Chairman), Braun, MacMillan and Ms. Settle, all of whom are independent directors, reviews our corporate governance practices from time to time, as further described in our “Corporate Governance Guidelines” as described below.

Corporate Governance Guidelines

The Board of Directors operates under our Corporate Governance Guidelines adopted by the Board of Directors. The Corporate Governance Guidelines outline the Board of Directors’ authority, responsibilities, composition and procedures.

The role of the Board of Directors is to supervise the business and affairs of the Company, including:

•

overseeing the strategic and business planning process(es) and reviewing, approving and monitoring the annual and long-term operating plans, including fundamental financial and business strategies and objectives;

•	reviewing and assessing the major risks we face and reviewing, approving and monitoring our approach to addressing such risks;

•

developing and reviewing the CEO’s corporate objectives, annually evaluating the performance of the CEO against these objectives, determining his performance-based compensation annually and developing appropriate succession plans, from time to time; and

•

reviewing and monitoring our controls and procedures to maintain their integrity, including its disclosure controls and procedures, its internal controls and procedures for financial reporting and its compliance with its Code of Business Conduct and Ethics.

A current copy of the Corporate Governance Guidelines, the text of which is incorporated by reference into this Circular, is available, without charge, at www.IMAX.com and www.sedar.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Director Independence

The Board of Directors is comprised of a majority of independent directors as defined under applicable legal, regulatory and stock exchange requirements. Section 303A of the NYSE Listed Company Manual provides that no director qualifies as “independent” unless the

Board of Directors affirmatively determines that such director has no material relationship with the Company, and Section 1.2 of NI 58-101 provides that an independent director is a person other than an officer or employee of the Company, or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The NYSE Listed Company Manual and NI 58-101 set forth specific categories of relationships that disqualify a director from being independent.

The Board of Directors has reviewed the independence of each director and considered whether any director has a material relationship with the Company. As a result of this review, the Board of Directors affirmatively determined that each of Messrs. Braun, Demirian, Douglas, Leebron, Lynne, MacMillan, Throop and Ms. Settle, representing eight of eleven directors, are independent within the meaning of the NYSE, Canadian Securities Regulations, and SEC director independence standards, as currently in effect. Our Board of Directors’ independence determination was based on information provided by the directors and discussions among the officers and directors.

In making the foregoing independence determination, the Board of Directors noted that Mr. Throop is the President and CEO of Entertainment One Ltd., an entity which paid the Company approximately $200,000 in 2016 as box office royalties for exhibiting IMAX films. The Board of Directors determined that these amounts are immaterial, and Mr. Throop has neither a direct nor indirect material interest in any transactions between the Company and Entertainment One Ltd.

In addition, the Board of Directors considered that Mr. Douglas is our largest individual shareholder, holding approximately 13.25% of our Common Shares as of April 11, 2017. However, the Board determined that, notwithstanding Mr. Douglas’ shareholdings, he has neither a direct nor indirect material interest in any transactions with the Company.

All members of the Compensation Committee, Audit Committee and Governance Committee are considered “independent” under each such committee’s independence standards. In the event any transaction or agreement is proposed in respect of which a director has a material interest, the director will recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.

Board Size and Composition

Our articles provide that the Board of Directors may be comprised of a minimum of 1 and a maximum of 15 directors with the actual number determined from time to time by resolution of the Board of Directors. The Board of Directors is currently set at 11 directors.

The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal governance structure so as to provide independent oversight of management. The Board of Directors has determined that there is no single, generally accepted approach to providing governance and that given the evolving nature of our business, the right governance structure for the Board of Directors may vary as circumstances warrant. Consistent with this understanding, the independent directors consider the Board’s size and composition on an annual basis in connection with its annual self-evaluation.

Mr. Wechsler served as Co-Chairman of the Board of Directors along with Mr. Gelfond from June 1999 to March 2009. On April 1, 2009, Mr. Wechsler became sole Chairman of the Board. Mr. Wechsler is not an independent director by virtue of his continuing compensation arrangements with the Company. By virtue of Mr. Gelfond’s current role as CEO, IMAX Corporation, and Mr. Foster’s current role as CEO, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation, they are not considered to be independent directors.

At present, we do not have a lead director. The Chairman of the Board provides leadership for the independent directors by chairing the executive sessions of the Board as well as reviewing and modifying board meeting agendas to ensure that the Board of Directors may successfully carry out its duties. In addition, the breadth and depth of the experience of the independent directors as a whole provides the Board of Directors with important leadership qualities. Given Mr. Wechsler’s prior role in the Company, the Board of Directors has determined that this board composition structure is optimal for the Company because it provides us with strong and consistent oversight.

In considering its governance structure, the Board of Directors has taken a number of factors into consideration. The Board of Directors, with a majority of its directors being independent directors, exercises strong, independent oversight. This oversight function is enhanced by the fact that all of the Board Committees and their respective chairpersons are comprised entirely of independent directors. A number of processes and procedures of the Board of Directors and of the Committees – including regular executive sessions of the independent directors, the ability of independent directors to contact one another, the CEO and other executive officers at any time, and the annual evaluations of the performance of the CEO against pre-determined and other criteria – provide independent oversight of the CEO’s performance. We also provide instructions for our shareholders and other interested parties to communicate directly with the Board of Directors, see “Shareholder Communications” on page 5. The Board of Directors believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Risk Management

The Board of Directors is responsible for overseeing the various risks that we face. In this regard, the Board of Directors seeks to understand and oversee critical business risks. Risks are considered in virtually every business decision and as part of our overall business strategy.

While the Board of Directors is responsible for reviewing and assessing the major risks that we face and reviewing, approving and monitoring our approach to addressing such risks, our management is charged with managing risk. We have robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board of Directors through senior management. These include an enterprise risk management program, regular internal management disclosure committee meetings, a Code of Business Conduct and Ethics and Whistle Blower Program, an Anti-Bribery and Anti-Corruption Policy, rigorous product quality standards and processes, and a comprehensive internal and external audit process. The Board of Directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board of Directors and the Audit Committee on the significant risks identified and how they are being managed. The Board of Directors implements its risk oversight function both as a whole and through the Audit Committee. The Audit Committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and our Whistle Blower Program. The Audit Committee members meet separately with our CEO and representatives of the independent auditing firm a minimum of four times per year.

The Board of Directors regularly engages in discussion of financial, legal, business, technology, economic, political and other risks. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board of Directors also discusses risk in relation to specific proposed actions.

Nomination Process

The Governance Committee is responsible for identifying and recommending candidates for election or re-election to the Board of Directors. Such candidates are then nominated for election by a majority of independent directors. The Governance Committee does not set forth specific, minimum qualifications that nominees must possess in order for the Governance Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to contribute to our effective governance. In evaluating potential nominees for election and re-election as members of the Board of Directors, the Governance Committee seeks nominees that:

•	manifest the highest integrity and that possess the highest personal and professional ethics;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board of Directors;

•	have the willingness and an ability to make the necessary time commitment to actively participate as a member of the Board of Directors;

•	exhibit sound business judgment; and

•	are committed to representing the long-term interests of our shareholders.

Candidates are identified from a number of sources including recommendations from Board members, management, shareholders and others. The Governance Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee.

Shareholders who wish to have the Governance Committee consider the nomination of any person for director at the 2018 meeting of shareholders should submit a shareholder proposal made in accordance with the provisions of the Canadian Business Corporations Act (“CBCA”) to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary no later than December 20, 2017, or by submitting a timely notice in compliance with the advance notice procedures set forth in By-Law No.1 to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. We may require that a proposed nominee furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.

Diversity

The Governance Committee Charter mandates that the Governance Committee review, on a periodic basis, the current composition of the Board of Directors in light of the characteristics of independence, diversity, age, competencies, skills, experience, availability of service to the Company and tenure of the Board members and of the Board of Directors’ anticipated needs. While the Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in reviewing the current composition of the Board of Directors or in identifying or evaluating candidates for the Board of Directors, the Governance Committee is committed to having a diverse Board of Directors in that it seeks individuals from different backgrounds with varying perspectives, professional experience, education and skills.

We currently have one female director on the Board. In addition, there is one female executive among our senior management team of twelve. Similar to term limits, we do not have a policy on the representation of women on the Board or in senior management, as the

Board does not believe that quotas or strict rules necessarily result in the identification or selection of the best candidates. Rather, the Governance Committee takes into account the competencies, skills and personal qualities described above. However, the Board is mindful of the benefit of diversity in our leadership positions and the need to maximize the effectiveness of the Board and its decision making abilities. Accordingly, in searches for new directors, the Board, and its third party consultants hired to assist in identifying candidates, consider the level of female representation and diversity as one of several factors used in its search process.

Director Term Limits

The Board has not established any term limits for directors but has adopted a mandatory retirement age of 80. It does not believe there to be a correlation between term of service and effective board performance and renewal. The Board has adopted processes whereby the Governance Committee, along with the Chairman of the Board, periodically reviews the composition of the Board and the skills and experience required to best meet the needs of the Company. Where a vacancy in the Board occurs, the Governance Committee, in conjunction with the Chairman of the Board and the CEO, will be responsible for identifying potential candidates for consideration based on the various experience and skills required as a result of such vacancy. In addition, the Governance Committee oversees an annual assessment of the effectiveness of the Board and Board Committees. From time to time, the Board retains the services of external consultants to assist in the review of its governance practices, including the necessity for term limits on service.

Meetings of the Board of Directors and its Committees

During the fiscal year ended December 31, 2016, the Board of Directors held seven meetings, the Audit Committee held six meetings, the Compensation Committee held six meetings and the Governance Committee held three meetings. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Committees of the Board on which such director served during the fiscal year ended December 31, 2016. The directors are given the opportunity to hold executive sessions (where members of management are not in attendance) at all regularly scheduled Board of Directors meetings. A total of six such executive sessions of the Board of Directors were held during 2016.

Our Board of Directors does not include a single director chosen to preside over the regularly scheduled (quarterly) executive sessions. Executive sessions which follow Board meetings are usually informal discussions which are often led by the Chairman of the Board or a Chairman of one of the Board Committees, depending on the subjects to be discussed. The Chairman of the Board reviews the matters to be discussed in executive sessions and determines which board member or Committee Chair is best placed to preside over the executive session. This process facilitates open and candid discussions among the directors.

The following directors attended the following number of Board of Directors meetings during the fiscal year ended December 31, 2016:

Richard L. Gelfond	5/7	Kevin Douglas (1)	1/2	Michael MacMillan	7/7

Bradley J. Wechsler	7/7	Greg Foster (1)	2/2	I. Martin Pompadur (1)	6/6

Neil S. Braun	7/7	David W. Leebron	6/7	Dana Settle	6/7

Eric A. Demirian	7/7	Michael Lynne	7/7	Darren Throop	6/7

(1)

Mr. Douglas was appointed by the Board on October 19, 2016 to fill the vacancy left by the retirement of Mr. Pompadur from the Board. At that same meeting, the Board expanded the Board from 10 to 11 members and appointed Mr. Foster.

All of the members of the Audit Committee are independent directors and hold in camera sessions where members of management are not in attendance at least once each fiscal quarter. A total of four such in camera sessions were held during 2016.

While we encourage directors to attend our annual meeting of shareholders, there is no formal policy concerning such attendance. Seven of the then-current ten directors attended last year’s annual and special meeting of shareholders.

Committees of the Board

To assist it in discharging its duties effectively, the Board of Directors has delegated some of its duties to three specific committees of the Board: the Audit Committee; the Compensation Committee and the Governance Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors. Each committee has a written charter which sets out its principal duties and responsibilities. Each committee has the authority to retain special legal, accounting or other advisors.

Audit Committee

The Audit Committee is currently composed of Messrs. Demirian (Chairman), Braun, and Leebron, each of whom is an independent director who meets the independence and other requirements of the NYSE and Canadian National Instrument 52-110 - Audit Committees standards applicable to Audit Committee members. The Board of Directors has established the Audit Committee for the purpose of overseeing the quality and integrity of our financial statements and related disclosure, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our internal audit function, internal controls and procedures and the performance of the independent auditors. Each Audit Committee member has experience with various businesses and professions, which are relevant to their understanding of the accounting principles used by the Company in preparing its financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by our financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. For more information on the education and experience of each Audit Committee member, see “Election of Directors” on page 6. The Board of Directors has determined that Mr. Demirian qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K as a result of Mr. Demirian’s qualifications as a Chartered Professional Accountant, a Chartered Accountant and as a Certified General Accountant. Mr. Demirian serves as the Chair of the Audit Committee. The Audit Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Audit Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The information in the preceding two sentences shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act, or the Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee meets with our external auditors, both with and without management present, to review and discuss our accounting policies, its quarterly and year-end financial statement information and their presentation, and significant financial issues which may arise for our Company.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Lynne (Chairman), Demirian and Throop, each of whom are independent directors. The Compensation Committee is responsible for evaluating and making recommendations to the Board of Directors regarding our equity-based and incentive compensation plans, policies and programs. In addition, the Compensation Committee approves or recommends to the Board of Directors the compensation package (including components, quantum and timing) for our CEO, setting of his performance objectives, and an assessment of his performance on a periodic basis. On an annual basis, the Compensation Committee reviews and approves the components and the amount of compensation paid to certain of our senior executives. The Compensation Committee made recommendations to the Board of Directors with respect to the bonus paid to Mr. Gelfond in respect of 2016. The Compensation Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Compensation Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

The Compensation Committee is responsible for performing the functions required of it under our equity award plans, including the grant of stock options and RSUs from time to time, which grants are subject to guidelines determined by our Human Resources department and the Compensation Committee. The Compensation Committee enacts written resolutions from time to time authorizing the grant of stock options and RSUs.

Governance Committee

The Governance Committee is currently composed of Messrs. Leebron (Chairman), Braun, MacMillan and Ms. Settle, each of whom are independent directors. The Governance Committee is responsible for monitoring and evaluating our corporate polices and governance practices, monitoring significant developments in the law and practice of corporate governance, monitoring and evaluating our compliance with the law, monitoring and evaluating compliance with our articles, by-laws and governance agreements, and monitoring the effectiveness of the Board of Directors and Board Committees in the discharge of their general oversight responsibilities.

The Governance Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Governance Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of the opportunities and risks facing us and the competencies, skills and personal qualities that are desirable to add value and to contribute to our effective governance. The Governance Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Governance Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Orientation and Education

We have developed and implemented orientation materials and procedures for new directors. In this regard, a Board of Directors Manual is provided to all new Board members. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary. Reports, materials and presentations relating to our business are provided to the Board of Directors on a periodic basis. Directors are also offered annual membership in the National Association of Corporate Directors, at our expense.

Board and Committee Self-Assessment

Periodically, and at least annually, each director and committee member completes a review and self-evaluation of the Board of Directors’ and Board Committees’ operating effectiveness. The input is summarized on a confidential basis and provided to the Chairman of the Governance Committee. The results of the evaluations are reported to the Board of Directors. Any agreed upon improvements are implemented as applicable.

Written Position Descriptions

Our Governance Committee has developed a written position description for the Chairman of the Board. The Board of Directors is responsible for the appointment of the Chairman of each Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chairman of each committee is responsible for reporting on the activities of that committee to the full Board of Directors on a periodic basis.

The Board of Directors has not developed a written position description for the CEO. The Board of Directors and the CEO develop, on an annual basis, detailed written corporate objectives and parameters in which the CEO operates our business. The Board of Directors is also responsible for annually evaluating the CEO against these objectives.

Directors’ Share Ownership Guidelines

To support the alignment of directors’ interests with those of our shareholders, non-management directors are expected, in accordance with the Share Ownership Guidelines, to achieve and maintain share ownership of at least two times their annual retainer. Directors subject to the policy will have to satisfy the guidelines within four years of plan inception (or becoming subject to the policy, if later). As of April 11, 2017, all of the non-management directors had met the share ownership guidelines at the time and within the required time frame.

CODE OF BUSINESS CONDUCT AND ETHICS

We have a Code of Business Conduct and Ethics applicable to all employees, including our CEO, CFO, and Controller and all other persons performing similar functions, and all directors and consultants. Any incidents or reports made in connection with potential violation of the Code of Business Conduct and Ethics are reported to the Audit Committee through i) the Whistle Blower hotline, or ii) our internal audit function. The code is distributed to applicable individuals on commencement of service, and annually thereafter, who are required to acknowledge receipt, read and agree to abide by the code. A current copy of the Code of Business Conduct and Ethics is available, without charge, at www.IMAX.com or upon written request at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.IMAX.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our directors or executive officers, or any security holder of record as of the date of this Circular who owned, of record or to our knowledge, more than 5% of our outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction, except for the following:

Director Darren Throop is the President and CEO of Entertainment One Ltd., an entity which paid the Company approximately $200,000 in 2016 as box office royalties for exhibiting IMAX films. The Board of Directors determined that these amounts are immaterial, and Mr. Throop has neither a direct nor indirect material interest in any transactions between the Company and Entertainment One Ltd.

In addition, the Board of Directors considered that Mr. Douglas is our largest individual shareholder, holding approximately 13.25% of our Common Shares as of April 11, 2017. However, the Board determined that, notwithstanding Mr. Douglas’ shareholdings, he has neither a direct nor indirect material interest in any transactions with the Company.

On May 5, 2008, we entered into a Securities Purchase Agreement (the “Douglas Agreement”) with K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust and James E. Douglas III (collectively, the “Douglas Group”), pursuant to which we agreed to sell and the Douglas Group agreed to purchase 2,726,447 Common Shares (the “Douglas Shares”) for aggregate consideration of $18 million or approximately $6.60 per share (the equivalent of the average of the closing price of our Common Shares over the five trading days immediately preceding the date of the Douglas Agreement). The private placement closed on May 8, 2008. The Douglas Group currently owns 13.25%. In January 2011, we filed a registration statement on Form S-3 to register the resale of the Douglas Shares, which expired without the Douglas Group selling any shares thereunder. In February 2014, we filed a new registration statement on Form S-3 to replace the expired registration statement. We have agreed to maintain the effectiveness of the registration statement, subject to permitted suspensions, until the Douglas Group has sold, or may sell without restriction, the Douglas Shares.

The Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc., and the Michael J. Biondi Voting Trust (collectively “WP”), and Messrs. Gelfond and Wechsler entered into a registration rights agreement (the “Registration Rights Agreement”) dated as of February 9, 1999, which carried forward the corresponding provisions of the June 16, 1994 shareholders’ agreement. Though numerous provisions of the Registration Rights Agreement were terminated in 2002 when WP ceased to be a shareholder of the Company, each of Messrs. Gelfond and Wechsler retain the right to cause us to use best efforts to register their securities under the 1933 Act. Messrs. Gelfond and Wechsler are entitled to make two such demand registrations. Messrs. Gelfond and Wechsler also have unlimited piggyback rights to register their securities under the Registration Rights Agreement whenever we propose to register any securities under the 1933 Act, other than the registration of securities pursuant to an initial public offering or the registration of securities on Form S-4 or S-8 under the 1933 Act or filed in connection with an exchange offer or an offering of securities solely to our existing shareholders.

Messrs. Gelfond and Wechsler and certain other shareholders of the Company entered into another shareholders’ agreement on January 3, 1994 as amended on March 1, 1994 which includes, among other things, registration rights, tag along rights and drag along rights.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On a regular basis, we require that our directors, nominees for director and executive officers identify to the Board of Directors, transactions and/or relationships which could constitute transactions with a related person as defined in Item 404(a) of Regulation S-K. For any potential transaction in which a director, executive officer or other related person would have a material interest, such transaction is reviewed, in advance, by our Chief Legal Officer and Chief Compliance Officer to ensure compliance with our Code of Business Conduct and Ethics and to evaluate the disclosure requirements under Item 404(a) of Regulation S-K. Currently, we do not have a formal written policy governing transactions with related persons. In the event any transaction or agreement occurs in respect of which a director has a material interest, the director must recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors. The minutes of the Board of Directors’ meeting would reflect the nature of the interest disclosed and the fact of the recusal.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2016:

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2016 with senior management. The Audit Committee meets privately with PwC on a periodic basis and PwC has unrestricted access to the Audit Committee. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and related entities) and has discussed with PwC their independence from the Company. As part of its responsibilities for oversight of the Company’s enterprise risk management process, the Audit Committee has reviewed and discussed the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC and the Company’s Annual Information Form for the fiscal year ended December 31, 2016.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 20, 2017	Respectfully submitted,

Eric A. Demirian (Chairman)
Neil S. Braun
David W. Leebron

AVAILABLE INFORMATION

We make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after such filing has been made with the SEC. Reports are available at www.IMAX.com or by calling Investor Relations at 212-821-0100. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in our comparative financial statements and MD&A for our most recently completed financial year.

APPROVAL BY BOARD OF DIRECTORS

The contents and the sending of this Circular to each shareholder entitled to receive notice of the Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.

DATED at Mississauga, Ontario, Canada, April 20, 2017.

/s/ G. Mary Ruby

G. MARY RUBY
Chief Administrative Officer
& Corporate Secretary

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class

Holder Account Number

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Form of Proxy - Annual General Meeting of IMAX Corporation to be held on June 6, 2017

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.	The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

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Proxies submitted must be received by 2:00 p.m., Eastern Time, on June 2, 2017.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now.	• You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com and clicking at the bottom of the page.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy.

Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

01B3RA

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Appointment of Proxyholder
The undersigned common shareholder of IMAX Corporation (the “Company”) hereby appoints Richard L. Gelfond, failing whom, Robert D. Lister, failing whom, G. Mary Ruby	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and General Meeting of IMAX Corporation to be held at the Loews Regency Hotel (Great Lawn Room), 540 Park Avenue, New York, NY 10065 on June 6, 2017 at 2:00 p.m. and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY	HIGHLIGHTED TEXT	OVER THE BOXES.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. Neil S. Braun	☐	☐	02. Eric A. Demirian	☐	☐	03. Kevin Douglas	☐	☐	_ _ _ Fold

04. Greg Foster	☐	☐	05. Richard L. Gelfond	☐	☐	06. David W. Leebron	☐	☐

07. Michael Lynne	☐	☐	08. Michael MacMillan	☐	☐	09. Dana Settle	☐	☐

10. Darren Throop	☐	☐	11. Bradley J. Wechsler	☐	☐

	For	Against	Withhold

2. Appointment of Auditors

In respect of the appointment of PricewaterhouseCoopers LLP as auditors of the Company and authorizing the directors to fix their remuneration.

Note: Voting Withhold is the equivalent to voting Abstain.

	☐	☐	☐

	For	Against	Abstain

3. Advisory Vote on Named Executive Officer Compensation

Advisory resolution to approve the compensation of the Company’s Named Executive Officers as set forth in the accompanying proxy circular.

Note: Voting Abstain is the equivalent to voting Withhold.

	☐	☐	☐
1YR	2YR	3YR	Abstain

4. Frequency of Future Advisory Votes on Executive Compensation

Advisory resolution on the frequency of future advisory votes on executive compensation.

Note: Voting Abstain is the equivalent to voting Withhold.

☐	☐	☐	☐
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Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.
MM / DD / YY

Interim Financial Statements – Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

⬛	I M X Q	221139	A R 6	+

01B3SC